UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K/A

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2024

KingsCrowd, Inc.
(Exact name of issuer as specified in its charter)

Commission File Number: 024-11497

Delaware	82-3708101
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

410 University Avenue, DPT #11021, Westwood, MA	02090
(Address of principal executive offices)	(Zip Code)

(914) 826-4520

Issuer’s telephone number, including area code

Class A Common Stock

(Title of each class of securities issued pursuant to Regulation A)

Termination of Regulation A Offering

In August 2020, the staff of the SEC qualified an offering statement that we filed with the Securities and Exchange Commission, or SEC, pursuant to Regulation A of Section 3(b) of the Securities Act of 1933, as amended, or the Securities Act, for Tier 2 offerings (the “Regulation A Offering”). In the Regulation A Offering, we offered an aggregate of 15,000,000 shares of our Class A common stock, including 13,000,000 newly issued shares offered by the Company (the “Company Offered Shares”) and 2,000,000 outstanding shares offered by certain selling stockholders (the “Selling Stockholder Shares” and together with the Company Offered Shares, the “Offering Shares”).

On April 28, 2023, we terminated the Regulation A Offering. In the Regulation A Offering, we sold an aggregate of 5,127,062 Offering Shares, which includes 4,574,516 Company Offered Shares and 552,546 Selling Stockholder Shares. Of the Company Offered Shares, we sold 3,161,094 shares to investors in the Regulation A Offering at a price of $1.00 per share for total cash consideration of $3,161,094, and sold and issued 1,413,442 shares upon the conversion of the principal; amount of and accrued interest on certain convertible promissory notes that we sold in 2020 and 2021, which we refer to throughout this annual report on Form 1-K (“Annual Report”) as the “2021 Convertible Notes,” for total non-cash consideration of $1,130,753, or $0.80 per share, and the Company has realized an aggregate of $4,291,847 of consideration for all Company Offered Shares sold. The Selling Stockholders have received $552,546 from the sale of their Selling Stockholder Shares. We did not receive any of the proceeds from the sale of the Selling Stockholder Shares in the Regulation A Offering.

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Part II.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report that are forward-looking statements within the meaning of the federal securities laws. The words “outlook,” “believe,” “estimate,” “potential,” “projected,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “could” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	our ability to raise capital sufficient to execute the range of our growth strategies;

•	our ability to attract new subscribers or convert free tier subscribers into paying subscribers;

•	our ability to retain our current subscribers and sell paid tier products to them;

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a decline in stock markets or other events that negatively impact the stock markets or the availability of capital for smaller companies that result in fewer people making retail investments and a smaller potential audience for our products;

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we have significant outstanding debt and if we default on such debt, our creditors may have rights against our assets, including the ability to seize and sell the assets, which would materially harm our business;

•	our ability to enter into strategic partnerships with financial services institutions and other financial professionals;

•	public health crises, pandemics and epidemics may materially harm our business;

•	our ability to retain our founder and other key personnel;

•	our ability to retain and hire competent employees and appropriately staff our operations;

•	interruptions or delays in the services provided by internet service providers that impair the delivery of our products;

•	changes in government regulations that materially harm our business;

•	our ability to successfully manage our growth;

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•	our failure to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy;

•	our ability to scale our business quickly enough to match the anticipated growth of our subscriber base;

•	our failure to effectively develop and expand our sales and marketing capabilities;

•	our failure to maintain and enhance our brand, which negatively impacts our ability to expand our customer base;

•	our failure to adequately protect our proprietary rights in our ratings algorithms and other proprietary technologies;

•	our failure to compete effectively in the markets in which we participate;

•	our ability to successfully identify and integrate valuable acquisitions, strategic investments, partnerships, collaborations and alliances;

•	our ability to obtain additional capital on acceptable terms to support the growth of our business;

•	the impact of natural catastrophic events, pandemics, and man-made problems, such as power-disruptions, computer viruses, data security breaches, and terrorism, that disrupt our business;

•	the imposition of liability for the information and data we collect and distribute or the reports and other documents produced by our software products;

•	the impact of other litigation that could be initiated against that could be costly and time-consuming to defend;

•	risks associated with breaches of our data security;

•	the impact of the lack of a public market for our Class A common stock or any of our securities on our ability to attract investors and provide existing and new investors with liquidity;

•

the concentration of voting power in the two holders of our Class B common stock both of whose directors or managers are directors of our Company, which will limit or preclude the ability of holders of Class A common stock to influence corporate matters; and

•

sales of securities to fund our operations and growth may, in the case of equity securities, dilute existing security holders, and, in the case of debt securities, may impose certain conditions or covenants on us that impede our operations.

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

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Item 1. Business

Overview

Our mission is to democratize the private capital markets by providing institutional grade data-driven solutions to service investors, founders and industry participants with unique product offerings that meet their individual needs as they pertain to navigating the growing digital retail private markets.

We offer new and seasoned investors in the online private markets the research and insight they need to make data driven investment decisions. We deliver our data in manageable and cogent segments in plain English without diluting the substance or importance of the information, which keeps the data accessible to novice investors without sacrificing the depth and detail demanded by more sophisticated investors. We also offer our subscribers online training and educational tools that instruct them as to how to capitalize on the quantity and quality of data we provide. Lastly, we provide our accredited clients with an opportunity to invest in our Kingscrowd Capital fund, which is a highly diversified venture fund that has an investment mandate to invest in 100 companies over four years that are leveraging Regulation CF (“Reg CF”) issuers or Regulation A (“Reg A”) issuers for equity offerings of private companies and have been highly rated by our proprietary Kingscrowd rating algorithm. We provide our paid subscribers the opportunity to follow along with this strategy if they do not meet the financial criteria to be investors in the fund by publishing reports on each investment made and why it is made.

We offer founders a suite of tools under our “Raisepapers” brand, most notably software-based solutions for creating drafts of Form Cs, Form 1-As and private placement memoranda suitable for Regulation D offerings as well as Form C-ARs. Additionally, we provide market comparisons and general market data to help founders make decisions regarding their capital raise offering powered by the Kingscrowd database, which is comprehensive of all Reg CF and Reg A equity and debt offerings. Lastly, we connect founders with network attorneys to provide reviews of all documents and filings to be made prior to an offering.

We offer investor relations support to founders through the Kingscrowd IR portal, which offers a free tool that helps templatize and streamline investor communications to their crowdfunding investors. Kingscrowd also enables the full historical track record of investor updates to be stored and surfaced for investors so that all investors can access those updates across multiple funding rounds, saving time for investors and averting the frustration of not being able to track company updates efficiently.

We offer founders full-suite drafting, due diligence and compliance services for Regulation CF, Regulation A and Regulation D offerings as well as services to satisfy ongoing reporting requirements via Kingscrowd Advisory, Inc. Kingscrowd Advisory Inc., a wholly owned subsidiary of Kingscrowd Inc. was created via the acquisition of CrowdCheck Inc. assets in April 2025. CrowdCheck has been a long-standing advisory firm providing due diligence and compliance services for Regulation CF, Regulation A and Regulation D offerings. We facilitate legal advisory services to clients through our relationship with CrowdCheck Law LLP, resulting in complete legal, structuring and SEC advisory services.

We have begun monetizing our data for research and business development purposes to various end parties, most notably universities such as Indiana University, Harvard University, The University of Southern California and The University of Notre Dame. These institutions often enter contracts to purchase Kingscrowd raw data that is comprehensive of Reg CF and Reg A equity and debt offerings for private companies going as far back as 2016. This data is utilized for various research reports published in a myriad of journals looking at this newly emerging private capital markets space. We also monetize our data for business development purposes most notably to major FINRA registered CF portals and broker dealers in the space including StartEngine.

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We are not aware of any other entities that provide comprehensive data-driven rating and analytics facility to service the online private market space. Our market is relatively new, arising out of the JOBS Act passed in 2012, and is growing dramatically as investors seek to harness the potential of investing in start-up and early-stage growth companies as well as founders looking for additional sources of growth capital outside of the traditional venture capital landscape. As the first to market, we are amassing and analyzing data sets that we believe will provide us with significant advantages that will differentiate our Company from our future competitors for years to come. With over 9,000 equity and debt offerings tracked to date with 100% coverage of the Reg CF and Reg A equity and debt markets, that includes a growing body of successful exits and failure data, we feel our data and brand trust is building a strong and defensible moat for the business. Some of these advantages include gaining an understanding of the complexities of the market such as being able to account for dollars flowing through the myriad of industry players from FINRA registered portals, to tech providers, to broker-dealers. This detailed reporting is crucial for the industry as we build the most reliable database to help industry players and founders to make important decisions. Additionally, with our growing body of longitudinal data of the companies raising capital in the Reg CF and Reg A markets, we are building a better understanding of how these companies perform, which will allow us to enhance our rating algorithm as well as become further indispensable to investors trying to keep up to date on their long-term investment portfolios. Lastly, the Kingscrowd brand has become synonymous with the industry as the source of truth for what is occurring in the market. This serves us well as new entrants and larger players begin to enter the space, we are the first source participants look to as a solution to navigate these waters.

Currently, we cover all Reg CF and Reg A equity and debt deals of private companies available to the market, and have growing coverage of Rule 506(c) offerings that are live on online private market funding portals.

Corporate History and Information

Our Corporate History

We were formed as a manager managed limited liability company in Delaware in December 2017. After June 5, 2018 and through the date of our Corporate Conversion from a limited liability company to a corporation, as described below, our board of managers had been comprised of Christopher Lustrino, Nantascot and Netcapital, Inc., or NCI.

In August 2018, we closed a Reg CF offering in which we sold an aggregate of 108,348 units in KingsCrowd LLC prior to the Corporate Conversion described below, for an aggregate price of $121,350, or $1.12 per unit (the equivalent of approximately 1,378,095 shares of Class A common stock in KingsCrowd, Inc. at approximately $0.088 per share).

Commencing in late 2018 and continuing through early 2020, we sold an aggregate of 520,378 units in KingsCrowd LLC prior to the Corporate Conversion described below, for an aggregate price of $1,046,455, or $1.80 per unit (the equivalent of approximately 6,618,766 shares of Class A common stock in KingsCrowd, Inc. at approximately $0.1415 per share).

In November 2018, we acquired certain assets of Crowditz, LLC, a data provider for the Reg CF space, consisting of website domains, software, newsletter subscribers, images, and computer equipment. The acquisition accelerated the growth of our data base of information relating to companies undertaking Reg CF offerings. As consideration for the purchased assets, we issued 90,317 common units, to the owners of Crowditz, LLC, which were valued at $162,571 based on the price of the Company’s common units in the Reg CF offering which we were conducting at the time (the equivalent of approximately 1,148,756 shares of Class A common stock in KingsCrowd, Inc. at approximately $0.1415 per share).

In 2019, we sold 27,776 common units to an investor at $1.80 per common unit in KingsCrowd LLC, the price of the Company’s common units in the Reg CF offering which we were conducting at the time, for gross proceeds of $50,000 (the equivalent of approximately 353,287 shares of Class A common stock in KingsCrowd, Inc. at approximately $0.1415 per share). We sold these units pursuant to the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

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In December 2019, we entered into a License to Purchase Agreement with Newchip Inc. (now known as Astralabs Inc.) whereby we acquired a license to use certain of that company’s software and systems for a period of 16 months. In consideration of the license we agreed to: (i) pay to Astralabs a monthly fee equal to 25% of the revenue we receive based on the assets (the “Astralabs Revenues”), (ii) pay Astralabs an additional fee equal to 1% of the amount the Astralabs Revenues per year until such time as we pay to Astralabs the total amount of $1 million or we are acquired in a positive transaction, at which time we would issue to Astralabs a number of shares of Class A common stock equal to 5% of the outstanding shares of that class as of March 31, 2021, and all of Astralabs’ rights in the licensed property would be transferred to us. In connection with the license agreement, we issued to Astralabs a warrant entitling it to purchase up to 110,619 preferred units in KingsCrowd LLC at a price of $2.26 per unit. The preferred units to be issued upon exercise of this warrant were to be the same as those issued in the most recent financing round after the issuance of the warrant. If at the time of exercise, no preferred units had been issued, then the warrants would be exercisable for the same class of units issued to the other members. We did not issue any preferred unit in KingsCrowd LLC prior to the Corporate Conversion and as of the date hereof, the warrant would entitle the holder to purchase 1,406,980 shares of Class A common stock at a price of approximately $0.178 per share. The warrants were exercised in late 2021 and early 2022, resulting in proceeds to us of $250,000.

During the last quarter of 2020 and the first quarter of 2021, we issued and sold convertible promissory notes in the principal amount of $1,099,744, which we refer to as the 2021 Convertible Notes. Upon the qualification by the SEC of the offering statement relating to the Offering, the outstanding principal amount of the 2021 Convertible Notes plus all interest accrued on such promissory notes, which together equaled $1,130,753 as of August 4, 2021, automatically converted into an aggregate of 1,413,442 Company Offered Shares, which we refer to as the “Conversion Shares,” at a price equal to 80% of the offering price of the Offering Shares, or $0.80 per Company Offered Share.

In March 2020, we acquired 100% of the membership interests of Early Investing, LLC (“Early Investing”) from Oxford Financial Publishing, LLC (“Oxford”), which we have accounted for as an acquisition of assets consisting solely of Early Investing’s customer list. Oxford retained the right to sell its own product to the customer list and is permitted to continue generating revenue from the customer list for a period of two years. In consideration of the purchase, we paid to Oxford a sum equal to 40% of the gross revenue we generate from the customer list in the first year after the purchase, 25% in the second year and 10% in the third year.

In February 2022, we entered into an Asset Purchase Agreement with TechNori LLC pursuant to which we acquired substantially all of the assets of TechNori consisting of the name “TechNori” and related proprietary rights, all archives and rights to past podcasts, broadcasts, recordings and presentations, website domains, social media accounts, emails for newsletter and podcast subscribers and listeners, images, customer mailing, advertising, accounting and business records and computer equipment. In connection with the transaction, the founder of TechNori, Mr. Scott Kitun, the founder of TechNori, joined us an employee and has entered into an employment agreement with us. As consideration for the purchased assets, we issued 1,500,000 shares of Class A common stock to the owners of TechNori, including Mr. Kitun.

In February 2023, we entered into a Membership Interest Subscription and Option Agreement (the “Lawbot Subscription Agreement”) to acquire 17,000 units in LawBot LLC, equal to a 50.1% membership interest the company, for aggregate consideration of $250,000 (the “LawBot Units”“). As further consideration for the LawBot Units, we issued to Michael Knox a warrant to purchase 1,000,000 shares of our Class A common stock exercisable until January 31, 2030 at a price of $1.20 per share. LawBot provides software-based solutions allowing founders to create drafts of Form Cs, Form 1-As and private placement memoranda suitable for Form D offerings, as well as Form C-ARs, which represents an integral part of our business. Under the LawBot agreement, we also acquired an option to purchase additional 16,800 units in the company (“Option Units”) at an aggregate price based on 3.5 times Lawbot’s adjusted 2025 revenue. “Adjusted 2025 Revenue” equals the total revenue of the Company for the fiscal year ended December 31, 2025, adjusted to give pro-rated credit for any annual contract entered into after January 1, 2025, as determined by those holders of Class A Units who were holders immediately prior to the date hereof, acting in good faith. If we acquire the Option Units, we will own approximately 100% of the outstanding units in LawBot.

On April 4, 2025, we entered into an amendment to the Lawbot Subscription Agreement as partial consideration for a loan extended by Gold Ridge Micro Cap II LLC, an affiliate of Lawbot (“Gold Ridge”), described below (the “Lawbot Amendment Agreement”). Pursuant to the Lawbot Amendment Agreement, we agreed as follows: (i) that, in lieu of having the option to purchase the Option Units in Lawbot, we would be required to purchase such Option Units at the price described in the foregoing paragraph, (ii) in the event that we or any of our creditors files at any time for protection under federal or state bankruptcy laws or we default on the payment of any indebtedness in the amount greater than $25,000, the former owners of Lawbot will have the right to repurchase the Lawbot Units and Option Units from us for $1; and (iii) if we are unable to make the entire amount of the payment for the Option Units on the payment date, we will issue a promissory note to a representative of Lawbot in the amount of any deficiency.

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In January 2025, KingsCrowd, Inc., acquired all of the outstanding shares of capital stock of Crowd Diligence Inc. (“Crowd Diligence”) in consideration of the issuance of 938,462 shares of our Class Common Stock and the assumption of $605,199 of debt owed by Crowd Diligence to various parties. On the closing of the transaction, all of the assumed debt was exchanged for promissory notes we issued that are convertible into shares of our Class A Common Stock at any time through May 15, 2026 at a price of $0.18 per share. Crowd Diligence provides compliance services for entrepreneurs, investors and investment platforms in connection with capital formation under the exemptions from the registration provisions of the Securities Act, as more fully described under the heading “BUSINESS – Our Solutions for a New Market.

In April 2025, our subsidiary Kingscrowd Advisory, Inc. (“KCA”) (i) acquired the assets of CrowdCheck Inc. (“CrowdCheck”), including the trade name “CrowdCheck”; and (ii) assumed certain of CrowdCheck’s contracts, in consideration of the payment of $4,500,000, of which we paid $500,000 in cash on closing and issued a promissory note in the amount of $4,000,000 (the “ CrowdCheck Note”). The CrowdCheck Note does not bear any interest and matures on April 4, 2031. Commencing on May 4, 2025 and on the 4th day of each month thereafter until the entire principal amount of the CrowdCheck Note has been paid, we agreed to pay to the holder of said note (x) a sum equal to 70% of KCA’s “net income,” as such term is defined under generally accepted accounting principles in the United States, generated in the prior month; plus (y) commencing in the month after we have received gross proceeds from the Offerings (as defined below) in an aggregate amount of $1,500,000, a sum equal to 33.3% of the gross proceeds we receive in the Offerings in the prior month. The term “Offerings” means the ongoing offerings of shares of Class A Common Stock we are making pursuant to Regulation CF and Regulation D under the Securities Act. CrowdCheck provides due diligence and compliance services for entrepreneurs, investors and investment platforms in connection with capital formation under the exemptions from the registration provisions of the Securities Act, afforded by Regulation CF, Regulation A and Regulation D. We will be in default under the CrowdCheck Note if (i) we fail to make any payment of any principal when due and the continuance of such failure for a period of 5 days following written notice of such failure; (ii) if an order, judgment or decree is entered against us decreeing our dissolution, liquidation or winding-up; (iii) proceedings are instituted by or against us under any federal bankruptcy, reorganization, arrangement of debt, insolvency or receivership laws or similar state or federal laws providing for the relief of debtors, and such proceeding is not dismissed, bonded or discharged within sixty (60) days following its institution; or (iv) a receiver is appointed or a receiver takes possession of all or a substantial part of our property, or we make an assignment for the benefit of creditors.

In April 2025, KCA borrowed $500,000 from Gold Ridge (the “Gold Ridge Loan”) pursuant to a Senior Secured Note, the proceeds of which borrowing we used to pay the cash portion of the purchase price for the CrowdCheck assets, as described in the foregoing paragraph (the “Gold Ridge Note”). From April 4, 2025 through July 4, 2025, interest on the outstanding principal amount of this Note will accrue at the rate of 9.99% per annum. From July 5, 2025 through Maturity, interest will accrue on the outstanding principal amount of the Gold Ridge Note at the rate of 15% per annum. Commencing on May 1, 2025 and on the first day of each month thereafter until the entire principal amount of the Gold Ridge Note has been paid, we have agreed to pay to the lender a sum equal to: (i) 15% of our “net income,” as such term is defined under generally accepted accounting principles in the United States, generated in the prior month; plus (ii) a sum equal to 50% of the gross proceeds we receive from the sale of shares of Class A Common Stock in the Offering (as defined in the foregoing paragraph).The Gold Ridge Note matures on April 4, 2026, unless we are in default, in which case the principal amount and interest become due immediately. Interest on the principal amount of the Gold Ridge Note varies. We will be in default under the Gold Ridge Note (i) if we fail to pay. any principal or interest or any other amount when due and such failure continues for 10 days after written notice; (ii) if we sell a material portion of the business and assets of the Company which does not make provision for the repayment of this Note; (iii) if we commence or there is convened against us any proceeding under any existing or future law relating to bankruptcy, insolvency, reorganization, or seek appointment of a receiver or other similar official for it or for all or any substantial part of our, or we make a general assignment for the benefit of its creditors; or we are unable to, or admit in writing our inability to, pay our debts as they become due; or (iv) a judgment is entered against us excess of $200,000 and such judgment or decree has not been vacated within 90 days from the entry thereof. The Gold Ridge Note is secured by all of our assets, so that upon any default under the Gold Ridge Note, the holder of the note could seize our property.

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As additional consideration for the loan by Gold Ridge, we issued to Gold Ridge a warrant to purchase 200,000 shares of Class A Common Stock at a price of $0.01 per share at any time through April 4, 2032 (the “Gold Ridge Warrant”). The Gold Ridge Warrant The number and kind of warrant shares purchasable upon exercise of the Gold Ridge Warrant and the exercise price are subject to adjustment on terms customary for securities of this nature.

Corporate Conversion

In December 2020, the Company converted from a limited liability company to a corporation in order to facilitate raising capital and reduce the administrative cost and burden associated with existing as a limited liability company (the “Corporate Conversion”).

Regulation A Offering

As described above under the heading “Termination of Offering Pursuant to Regulation A,” on April 28, 2023, we terminated the Regulation A Offering.

Corporate Offices and Visibility

We maintain our principal executive offices at 410 University Avenue, DPT #11021, Westwood, Massachusetts 02090. We also lease an office in Chapel Hill, North Carolina. The preponderance of our employees have the option to work remotely. As a result of this strategy, we maintain physical offices in cities where our officers reside for purposes of collaboration and team building. We may lease office space in additional cities where we find a future concentration of employees. Our telephone number is (914) 826-4520.

We maintain a website at www.kingscrowd.com. Information available on our website is not incorporated by reference in and is not deemed a part of this Annual Report.

Our Industry

Companies such as Moody’s Investors Service, Standard and Poor’s and Fitch Ratings have been offering securities research, analysis and ratings services since the early 20th century and are well-known and trusted names in the industry. Investment banks, such JP Morgan Chase, Bank of America Merrill Lynch and Goldman Sachs, and independent firms, such as Morningstar and Value Line, also provide their customers with broad categories of research and investment analysis. These firms cover equity, debt and derivative securities issued principally by large companies, funds and governments. Until recently, consumers did not require research and analytic services and tools for smaller private issuers of securities because they raised capital in offerings exempt from the registration requirement of the Securities Act that restricted offers and sales of their securities principally to accredited investors on a private basis.

Our business is borne out of amendments and supplements to federal securities laws mandated by the JOBS Act which were intended to facilitate capital raising. Under the federal securities laws, any offer or sale of a security must either be registered with the SEC or meet an exemption. Until recently, exemptions from registration were constrained by limitations that made capital raising difficult, particularly if the issuer did not have an extensive network of accredited investors available to it. In response to the mandates created by the JOBS Act, the SEC took the following actions:

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Create Reg CF under which eligible companies are allowed to raise a maximum of $5,000,000 in a 12-month period exclusively through an online platform operated by an intermediary that must be a broker-dealer or a funding portal that is registered with the SEC and FINRA. Reg CF permits sales of securities to accredited and non-accredited investors, subject to investment limitations for non-accredited investors. Issuers relying on Reg CF must file disclosure documents through the SEC’s EDGAR system but the documents they are required to file are significantly less burdensome and costly to prepare than the disclosure documents required by Reg A and registered public offerings, making Reg CF ideally suited for start-up and pre-revenue companies seeking capital from third-party investors.

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Amend Reg A to create what is sometimes referred to as Reg A, which allows issuers to offer and sell up to $75 million of their securities during a twelve-month period publicly, on a self-underwritten basis, through placement agents or through a third-party online platform, and to employ general solicitation (within certain guidelines) in connection with offers and sales of securities. Reg A permits sales of securities to accredited and non-accredited investors, subject to investment limitations for non-accredited investors. Securities sold in Reg A offerings are not subject to transfer restrictions and are not restricted under Rule 144. This is an attractive feature for investors compared to securities purchased in other types of private offerings, including Reg D and Reg CF, that are restricted securities and may not be resold for some period of time after purchase. Many issuers are utilizing Reg A as a means to “go public” either by listing the securities sold directly on a stock market or creating a secondary trading market for the securities on an over the counter (OTC) quotation service such as one of the markets operated by OTC Markets Group. Issuers relying on Reg A must file disclosure documents through the SEC’s EDGAR system but, typically, raising capital by way of Reg A is significantly less expensive than conducting an initial public offering (IPO), which is attractive to issuers.

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Add new Rule 506(c) to Reg D which allows issuers of securities to engage in general solicitation in the offer and sale of securities solely to accredited investors. Private placements made pursuant to Rule 506 have been and remain the most common regulatory pathway for businesses to raise capital for many reasons, including that an issuer is not required to disseminate any specific disclosure other than what investors in the offering may request and because offering materials are not subject to SEC review. Prior to the adoption of Rule 506(c), general solicitation was prohibited in Rule 506 offerings, effectively limiting offers and sales of securities to accredited investors with whom the issuer had a preexisting relationship.

(The foregoing discussions of Rule 506(c), Reg A and Reg CF do not purport to be complete and are intended only to provide the information relevant to a discussion of the origination of our business.)

The revised and new laws adopted under the auspices of the JOBS Act directly enable our business, both from an issuer and an investor perspective. For issuers of securities, the new rules make different types of financing available to a wider range of issuers by way of new offering media. For investors, general solicitation, the provision of access to offerings by start-up and early-stage companies to non-accredited investors and the proliferation of internet-based funding portals through which these offerings are marketed to the public have been drivers for increased individual interest and investment in the online private markets. All of these factors have served to expand the universe of potential investors to whom private offerings may be made. Reg A and Reg CF have made investing accessible to the general public. Ordinary people now have the ability to invest in early-stage companies typically in manageable investment increments, in many cases less than $100, and at low unit offering prices, often below $1. The internet platforms through which Reg A and Reg CF offerings are made provide people with a new way to invest beyond the stockbroker/investment bank model and allow them to invest in companies that satisfy very particular personal criteria, such as companies that have a socially driven mission. The rise in the stock market over the last several years appears to have inspired ordinary people to embrace personal investing as a means of providing for their future and having fun. We believe that the COVID-19 pandemic has been a driver of independent, individual investment, as more people are working from home and have extra free time to allocate to other activities. Perhaps, most importantly, we have found that our subscribers truly enjoy learning how to invest and investigating and analyzing potential investments and the empowering feeling of making an investment and building a portfolio on their own.

Reg CF, Reg A and Rule 506(c) have proven to be popular with issuers and investors. Though recent macro-economic factors including inflation and a steep decrease in venture capital activity did lead to a slowdown in the Reg CF markets, these markets proved resilient in comparison to the traditional venture capital markets. 2024 Reg CF investment levels were at 69% of their 2021 peak, compared to VC deal activity at only 50% of its 2021 peak.

With regard to Reg CF, a January 2025 dataset produced by Kingscrowd, Inc. showed there were 1,408 new Reg CF in offerings in 2024, a decrease of 2.8% compared to 2023, and aggregate capital commitments to Reg CF issuers decreased by 18% from $420 million in 2023 to $344 million in 2024. The average raise increased from $366,000 in 2023 to $368,000 in 2023. The number of investors participating in offerings, as publicly disclosed by the funding platforms, increased from 338,427 investors in 2023 to 362,169 investors in 2024, a 7.0% increase compared to 2023.

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In May 2025, the SEC Division of Economic and Risk Analysis (DERA) released a report showing that since the effectiveness of the Reg A amendments in 2015:

Approximately $9.4 billion in proceeds was reported by over 800 issuers (average of $12.5 million); and

$28.3 billion was sought across 1,426 qualified offerings (average of $19.8 million), including $2.0 billion sought across 273 qualified Tier 1 offerings and $26.3 billion sought across 1,153 Tier 2 offerings.

These activity levels are significantly higher than those observed under the pre-2015 version of Regulation A, largely because the 2015 amendments—and the 2021 increase in the Tier 2 cap from $50 million to $75 million—expanded the maximum offering size and otherwise streamlined compliance, making Regulation A a far more practical capital-raising path for many issuers.

Per a report released by the SEC Office of the Advocate for Small Business Capital Formation, during the period July 1, 2023 to June 30, 2024, issuers raised approximately $12 billion pursuant to Rule 506(c). Many of these offerings are posted on internet-based Reg D equity offering platforms to provide broader exposure to a wider audience of investors, thereby providing access to deals to accredited investors on a global basis in every business sector.

Our Opportunity

We believe that the trend in the increase in the number of Reg A and Reg CF offerings and the aggregate amount raised by issuers will continue and will escalate and mature in the coming years. From a regulatory perspective, we see the SEC and other federal agencies continuing to enhance and fine tune these regulations in ways that will make them more secure and appealing to issuers and investors alike. From the issuer perspective, we believe that as increasing numbers of companies and their advisors take notice of the potential to raise capital by way of the internet-based portals through which these securities are offered, these exemptions will be utilized more regularly. We also believe that the increased offering amounts available under Reg A and Reg CF effective in March 2021 will make these exemptions viable funding pathways to raise meaningful sums of capital for a wider range of issuers and drive further use of these exemptions. From an investor perspective, we believe that as more people become aware that they can participate in start-up and early-stage investing, the audience for these types of offerings will grow. Public interest and excitement in these smaller offerings may flourish as successful companies that got their start by way of a Reg A or Reg CF offering, including, perhaps, a “unicorn” (a private company with a valuation over $1 billion), complete initial public offerings at a price many times the price paid by a Reg A or Reg CF investor. We also believe that as the technologies that power online platforms continue to evolve, the investment process will become more seamless, secure and accessible to retail investors.

We expect that our role in the industry will continue to grow and evolve. As the number of offerings posted to online platforms increases, which will deepen the difficulty investors face screening and identifying the best investments, the value of our product increases. As more investors enter the online private markets, our applicable market size grows and we will continue to develop products that meet our customers’ evolving approach to investing and the research they demand to satisfy their needs. We believe that our ratings algorithms, as well as machine learning technologies and other new technologies, will continue to progress and attract more investors to the online private markets and our services. We believe that we are developing a reputation as a trusted provider of ratings and analytics in the online private market space. As the first mover in our industry, we are confident that as independent retail investing continues to take off, we will be poised to capture a large share of the growing market. We have also seen a rise in the number of founders, industry players and researchers wanting to leverage our data solutions because we have collected enough aggregate data to provide insights and answers to how to navigate the future of the market. Additionally, larger institutions are beginning to appreciate investors’ increased interest in these smaller offerings and the aggregate dollars invested in the online markets represent growth potential that cannot be ignored. We are now fielding inquiries from the corporate development departments of global financial services providers in the public markets that are connecting with us to make our private equity solutions available to their customers. With these developments, we see our future growing both organically with retail investors and through corporate development with major institutions who we hope will license our products and make them available to their customers.

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Our Solutions for a New Market

Until recently, retail investors in the online private markets had to identify attractive deals from the countless documents filed by issuers on the EDGAR system or posted on online funding platforms and struggle through dense offering materials to conduct the research necessary to make an investment decision in a company. Learning about available offerings in business sectors in which they were interested and conducting the research relating to appropriate investments had been a difficult and time-consuming exercise for investors. For new or unsophisticated investors, the process could be intimidating and overwhelming, and, to many, an impenetrable barrier to getting started. Many seasoned investors do not have the time to undertake effective comprehensive research with respect to all of the deals available to them. And many new and seasoned investors simply want robust due diligence tools that look and feel like public equity research tools in order to inform their investment decisions. With private equity and debt investing being so new, investors are often looking for education and a ‘partner’ in their investing journey rather than feeling like they are doing it on their own.

We founded our Company so that everyone could have access to institutional-grade ratings, research and analytics tools to analyze Reg CF, Reg A and Rule 506(c) offerings and to simplify the investment selection process. Our product solutions aggregate and summarize deal-flow from all Reg CF online funding portals and Reg CF/RegA broker-dealers into a single platform and provide all constituents in the online private markets with the information they need to make informed market decisions, whether it is making an investment decision for an investor, a growth decision for a platform, a platform selection or valuation decision for a founder and more.

Equity capital is typically raised in many rounds of financing that correspond to a company’s stage of development. Each stage entails its own risks and generally, the more recently a company was organized, the riskier the investment because the company may, for example, still be developing its products or may not have a management team in place. At each stage in a company’s life cycle, it may rely on one of the private offering exemptions described throughout this Annual Report to raise capital. Historically, the specific exemptions from registration upon which a company would rely in making an offering corresponded to the company’s stage of development. However, with the increase in the offering limits to Reg A from $50 million to $75 million in March 2021, and to Reg CF from $1.07 million to $5 million in March 2021, these exemptions are available to a wider range of companies at various points in their life cycles. Investors may be attracted to specific stages of capital formation because, for example, they have a higher threshold for risk and the potentially higher return these types of deals may enjoy, their financial resources may limit them to investing only in pre-seed and seed funding deals (Reg CF deals) which may include companies offering securities a lower per unit prices and lower minimum investment amounts as compared to more mature deals, or because they enjoy the excitement of investing in these types of deals. Our current products are geared mostly to investors who invest in start-up and early-stage companies with limited but expanding coverage of larger deals offered under Reg A or Rule 506(c). We plan to develop products that cover all deal across the spectrum of private funding.

Below is a general description of the types of financing that companies pursue at various stages of their life cycle and the exemptions form registration on which they may rely in making a securities offering, which may provide insight into the products that we offer.

Pre-Seed Funding, which refers to the initial capital a company raises, is typically obtained from friends, family members and personal credit. This round could be as small as $5,000 and as high as $100,000. Companies at this stage usually have an idea for a product and often not much more. Institutional funding and bank loans typically are not available for companies in this round because they are not generating revenue. With this funding, the company may perfect its business plan, start building its management team, purchase production equipment, build a website, or build product prototypes.

Seed Funding (also called seed capital) typically ranges from $100,000 to $500,000 and historically has been provided by angel investors who may purchase convertible notes or common stock. Companies may use seed funding to grow the business and achieve proof of concept, which may entail building a product or service and establishing that customers will buy it.

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Series A funding typically ranges from $3,000,000 to $50,000,000 and historically has been provided by venture capitalist and private equity funds who may purchase preferred stock or common stock. Companies may use Series A funding to rapidly grow top-line revenues and expand product features and capabilities as the business matures.

Investments in companies seeking pre-seed and seed funding are usually the riskiest types of investment because there are so many variables for which there are no clear answers, such as whether an issuer’s products will ever be developed or gain market acceptance. Many companies are now utilizing Reg CF to raise capital at these stages because Reg CF portals offer them higher visibility and access to a wide audience of potential investors to whom they can offer and sell securities at very low unit prices. There is also a growing number of Series A companies utilizing Reg CF due to the increase to a $5 million limit. Some of the more mature companies in the seed and Series A funding stage may consider offering under Reg A, which may be more appealing to investors because the securities purchased are freely transferable.

Growth Stage Investment (Series A - C series preferred stock). “Series A” financing historically has been used to describe the first round of institutional funding for a venture. The name is derived from the class of preferred stock investors receive in return for their capital. A typical Series A round may be between $2 million and $5 million. Capital may be used for virtually any purpose and cover the full spectrum of needs – from product development and marketing to employee salaries, with the goal of funding one or two years of operations. In Series B offerings, companies may raise $5 million to $20 million in capital or more. Each round may be used for a specific purpose, such as expansion, product development or marketing. Preferred stock usually offers the investor rights beyond those possessed by holders of common stock, such as preferred dividend or liquidation rights, or the right to elect a director.

Later Stage Investment (Series D preferred stock and beyond – some venture backed companies have raised over 10 rounds of preferred stock financing) are further rounds of venture capital funding. Each round may raise between $5 million and $20 million or more. These rounds typically had been funded by institutions, venture capital firms, strategic partners and corporate investors.

Prior to the adoption of Reg A, smaller series preferred rounds typically were raised under Rule 506(b) through investment banks, registered broker-dealers that placed the securities with their customers, or to angel investors or institutions that had an appetite for what are considered in the industry to be very small deals which are riskier. The increase in the maximum offering amount permissible under Reg A in 2015 and the opening of deals at this level to non-accredited investors changed the capital raising landscape for companies at this stage of development. Companies are no longer beholden to Rule 506(b), which limits the investor audience to accredited investors only and the way in which these deals were pitched to prospective investors. However, many companies continue to prefer Rule 506(b) offerings because the offering documents and the details of their business remain confidential and these deals are usually funded by smaller groups of investors who are more sophisticated.

Mezzanine Financing is often provided by institutions, private equity firms, and the like, and may be structured as equity, debt, or convertible notes that is provided to a company just prior to its initial public offering (“IPO”). Mezzanine investors generally take less risk, since the company is generally solid and poised to “cash out” relatively quickly. Most mezzanine financing is obtained in reliance on Rule 506(b).

Current Products

Our products comprise three principal business focuses, which represent Kingscrowd consumer, Kingscrowd Institutional and Kingscrowd Advisory.

Kingscrowd consumer consist of our Edge subscription, Kingscrowd Capital fund product as well as consumer focused sponsorships and events. Our Edge subscription provides access to a suite of tools that enable investors to search, conduct due diligence and manage their portfolio of Reg CF and Reg A equity and debt investments. In terms of Our search parameters provide a plethora of filters built on top of our core deal explorer that allow investors to search for private company investments based on their interest, such as specific valuations, revenues, industries, platforms, etc. Investors can then leverage our proprietary data-driven ratings to look at the core fundamental strengths and weaknesses of each business investment opportunity. For a select set of companies, we provide AI generated analyst reports powered by KingsCrowd’s proprietary data set. We also provide 20-25 human-written analyst reports per year that are demarcated as Top Deals. This designation indicates that we have made an investment out of the Kingscrowd Capital fund. Lastly, we provide a portfolio management tool that allows investors to visually track all of their Reg CF and Reg A equity and debt investments in one place with analytical breakdowns and updates along the way as we secure them either through new funding round metrics or founder provided feedback or annual reports.

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We collect more than 300 data points on each issuer, including information relating to its team, its market, financial statements, traction with consumers, and competitors. Our investment research team collects data from multiple sources such as the issuers’ pitch decks, capital raise pages on all of the funding portals (including all Reg CF funding portals such as Wefunder, Republic, Netcapital, SeedInvest), news articles and announcements, social media, founder profiles and resumes, recruitment websites, the SEC filings, growth data provided by the companies and information derived from alternative data sources. Our research team distills and compiles the data in easily manageable segments. Our research team incorporates three layers of data audit, including individual data review; peer reviewed data and our Vice President of Investments final review. We maintain and track all of our research in the investment research portal designed and built by our team.

Our proprietary algorithm uses a comparative modeling approach to rank and score all companies actively raising capital from the markets across the various key dimensions deemed notable in the rating algorithm and traditionally utilized by venture investors to make informed investment decisions. The end result is a number between 1 (lowest score) and 5 (highest score) for every aspect of the issuer, including: price, market, differentiation, performance, team, and risk, as well as an overall score for the issuer at a specific funding round. Our software team employs four layers of code review including personal code review, group code review; staging review; and post-launch bug review and fix.

Kingscrowd Capital is our venture fund, raised from Kingscrowd customers. This opportunity allows investors to make a single investment in the fund which makes investments into 100 companies highly rated by the Kingscrowd rating algorithm in addition to a deep dive analysis by our analyst team. To date, we have made 57 investments including two follow on investments in portfolio companies. For non-accredited investors, they can follow the KC Capital strategy by following our Top Deal reports published on each invested company.

Kingscrowd also provides educational sponsored webinars and events. These sponsored events are typically financial service providers or alternative asset providers that fall outside our analysis purview. For instance, we may have on a provider like Directed IRA to discuss investing in alternatives with an IRA to teach our clients about the benefits of Roth IRA investing in private market investing. Our programming is meant to provide education to help better educate our investor base to become even more intelligent, empowered investors, while providing to our sponsor clients, the opportunity to be in front of our highly engaged, mass affluent investor base. We also host live pitch events with curated founders actively raising in the CF space to provide a unique pitch event where investors can actually invest in every company pitching. Typically, we will work with service providers such as cap table solutions providers to sponsor these events.

Free Tier – Our free tier offering provides retail investors with access to basic analytics on every company raising capital under Reg CF. The landing page of our website available to all tiers includes general industry data, including general Reg CF industry statistics, an overview of new deals, top ten weekly raises, latest ratings, latest analyst reports, industry valuation trends, industry analysis, founder profiles, top deals, deals to watch, and much more. From the landing page, a subscriber can link to various pages that provide educational tools and other information about investing and information pertaining to companies conducting offerings, which includes analyst reports, ratings and other resources. It also provides market level analytics on the Reg CF space as a whole, including the amount raised on each Reg CF platform, aggregate information by industry and development stage of companies offering under Reg CF. We also offer subscribers to create their own portfolio page to add all of their Reg CF investments from the various platforms into a personal portfolio that allows them to visualize all of their Reg CF investments in one place (we make clear to our subscribers that we are not the holder of the investments, nor a portfolio manager; we simply provide visualizations of investments in one place).

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Each company page on our website provides a synopsis of the deal: specific deal information, such as the amount sought and the valuation of the issuer; fundraising performance analytics such as investment momentum, amount raised to date, number of investors, and a “price score” that rates the per unit price of the security offered against the valuation; the industry in which the issuer operates; the market for its products; the management team, differentiating factors; performance; and our outlook for the company under both good and less than optimal conditions. We also send our subscribers weekly emails covering the latest deals to market, a newsletter roundup of what’s going on at KingsCrowd and other general industry news.

Each of our paid tiers offer the information and tools available in the free tier with the additional features we describe below.

Edge Tier – A $14.99 per month paid subscription, or $149 annually, that offers subscribers access to all quantitative ratings that benchmarks all Reg CF and Reg A deals against one another providing a powerful sorting and filtering tool for analyzing the market of available investment opportunities on all Reg CF and Reg A platforms. patent-pending rating algorithm for early and growth-stage companies (pre-seed, seed stage and Series A and Series B companies). This provides a quantitative deep dive on all key components (e.g., price, team, market, differentiators, performance) and easy sorting and filtering tools for identifying these market opportunities. Additionally, Edge Pro members receive access to our qualitative analyst reports, which provide deep-dive analysis of a select set of companies providing similar initiated coverages to those seen in the public markets such as ‘strong buy’, ‘buy’, etc. In 2022, we also added coverage of all early-access IPOs provided on brokerages such as SOFI and Robinhood. Lastly, Edge Pro members receive access to deeper dive analyst tools including the ability to download CSVs of certain portions of KingsCrowd data to conduct their own offline analysis.

KingsCrowd Capital – In January 2022, we launched a new line of business through the creation of KingsCrowd Capital LLC to manage private investment funds that invest in companies rated by our team. These funds are intended to give investors the opportunity to invest in diversified portfolios of companies covered by our research, ratings and analyst reports. We have partnered with AngelList to create and administer these funds. We are the sole member and manager of KingsCrowd Capital, and serve as the investment sub-advisor to the funds. Currently, one of these funds, which will invest in those companies rated in our two highest rating categories, is active. KingsCrowd Capital receives a management fee of 1% of the value of the assets of the fund and a carry equal of up to 10% of investment returns, subject to customary terms and adjustments. The fund has $2,110,000 in AUM has raised from 67 LPs who are “accredited investors” and has a 10-year life. We expect to launch additional funds built around other ways of using the output from our research, ratings and analysts reports in the future. KingsCrowd Capital is an exempt reporting adviser under the Investment Advisers Act of 1940 and the funds are structured and intend to operate to be exempt from registration as investment companies under the Investment Company Act of 1940 as venture capital funds. The funds will be offered and sold under an exemption from registration under the Securities Act pursuant to Rule 506(c) under Regulation D.

Sponsorship –The KingsCrowd Pitch Review Newsletter, the industry leading publication followed by tens of thousands of investors tracking the online private markets with a 59%+ open rate, 3X the average open rate in financial services. With industry leading engagement rates and a mass affluent reader base we have garnered interest from professional organizations to market to our clients through our newsletter and podcast including Alumni Ventures, Directed IRA, Percent and more. Typically, engagements run between $3,000 to $10,000 per month. Referral based agreements are also considered on a one-off basis. It is our internal policy not to allow issuers of any offerings we rate or platforms that offer any companies we rate to sponsor our newsletter and/or podcast. We also host founder curated in-person pitch events with professional service providers such as Fidelity Private Markets sponsoring for $5,000 to $10,000 per event.

Data sales – As KingsCrowd has grown its data sets have become desirable to multiple end parties including industry players such as platforms, law firms, accounting firms, marketing agencies and more. Additionally, universities purchase our data as well for market research. We currently charge based on the level of access needed including number of data points, number of historical years, etc. Our data can be purchased either as CSV downloads or as an API access. API access is charged based on level of use as well as what the use case is for.

Founder software – Leveraging our acquisition of Lawbot LLC and our deep dataset of Reg CF and Reg A issuers, we have created software that templatizes and simplifies the process of drafting Form C, 1-A and Reg D forms prior to a capital raise. Our team of compliance professionals further assist issuers in navigating the creation of these forms in a manner that makes it more accessible and simpler for founders. We layer this approach by providing access to our Kingscrowd market comp tool, which allows issuers to look at other issuers raising capital that look similar to them to help them think through questions such as where should they list, what valuations do well and what security type are investors looking for plus much more. We pair issuers with outside legal counsel to finalize their forms for filing.

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Founder advisory – Leveraging our acquisition of CrowdCheck Inc. assets, we provide comprehensive Form C, 1-A and Form D filing services, and compliance and due diligence services . We also facilitate legal advisory services to clients through our relationship with CrowdCheck Law LLP, resulting in complete legal, structuring and SEC advisory services. Founders can also utilize our services for ongoing reporting requirements such as 1-SAs and 1-Ks.

Subscription Tier Product Development

Our first offering to subscribers was focused on serving retail investors with complete coverage of all Reg CF and Reg A (pre-seed, seed Series A, growth stage) offerings. In July 2025, we are launching our Pro tier focused on serving the growing body of professionals in our industry (e.g., business development teams at major platforms such as Wefunder and StartEngine). This offering will be charged at $2,500 per year and include three licenses. This offering will offer several powerful BD and market intelligence tools not currently available on our retail subscription. We are also looking to launch our premier tier for super-users of the Kingscrowd platform (our estimate is the top 10% of users).25 investments per year in the Reg CF and Reg A markets.

We expect that many of our future products will be directed to discrete market niches and more sophisticated investors.

Edge Pro – We have seen a rise in the number of platforms, marketing agencies, broker-dealers, law firms and consultants in our industry that are leveraging Kingscrowd to inform their daily work. Our data helps answer a myriad of questions regarding what platforms are performing best, what industries are seeing more investment activity, what trends there are in valuation and security type, among other aspects of the industry. Providing a more tailored solution focused less on our investment research and more on market data and analysis presents an opportunity to sell a professional subscription that provides these analytical capabilities. We have surveyed many industry players to understand their unique needs differ from those of individual investors and plan to provide a more tailored subscription for this user-base.

Edge Premium – Is a premium consumer offering tailored for those investors making more investments each year and tending to invest $10,000 or more per investment. These typically higher net worth, more engaged investors are seeking more access to founders, more investor community and opportunities to connect with like-minded individuals and more tracking data for managing their portfolio over time. This offering priced around $2,500 per year is focused on providing a high-touch service for this segment of customer.

Ratings Algorithm Development

We have been collecting significant data on every company undertaking offerings on crowdfunding platforms for many years and we are currently working on machine learning algorithms to predict successful fundraising metrics, such as: Would the company reach its target funding amount or not, if yes, how long will it take? How many investors would invest? What would be the average investment amount? and much more. Also, by having access to thousands of both successful and failed companies we are working on an artificial intelligence model that would be able to predict the potential valuation of new startups at different stages, and the potential exit returns.

Utilizing our 300 data points on each company and watching the progress of these companies over time, we can begin to identify patterns within our rating system that lead to outperformance, which can be utilized for creating future indices products. We will seek to expand our rating algorithm capabilities by:

•	developing the data infrastructure to support a growing number of data points as we cover more of the online private markets;

•	beginning to track company performance over time and apply machine learning algorithms that enable predictive analytics for private market investing;

•	creating data automation capabilities to better scale up our market coverage capabilities; and

•	developing first of its kind indexes of the online private markets utilizing our data sets.

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Our Competitive Advantage

First-mover

We have the advantage of being the first and, we believe, only data-driven rating system for the online private markets. While there is a Reg CF deal flow aggregator in hubtas.com, we are not aware of any other company that currently is tracking every Reg CF deal in the market or any Reg A, Rule 506(c) or late-stage secondary deals, and rating each of them with a standardized, proprietary rating formula for assessing the qualities of early, growth and late-stage investment opportunities in the online private markets. We believe our first to market position provides us with a number of advantages, including that:

•	we are gaining familiarity with different classes of investors in the online private markets which will allow us to develop the products that users most desire;

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as the only service provider in this space, we believe that we are building a reputation that will position us to establish relationships with and provide products to financial services institutions and other financial services providers before competition in the space increases;

•	our singular status will position us as the leader in the space for online private market tools and afford us the ability to establish and shape industry norms and standards;

We believe that we are building a reputation as a trusted provider of research, analytic tools and ratings in the online private markets and that we can continue to make a name for our Company;

Our historical database continues to grow and with a significant amount of completed offering pages and raise information disappearing, we are positioned to capture data that would be extremely challenging to recreate; and

Our body of follow-on performance data now includes hundreds of exits and failures and is growing monthly allowing us to develop better performance data as well as rating algorithm developments based on these exit outcome learnings.

Independent

We provide research, analytics and ratings independent of the companies we cover, and accept payments only from our subscribers to access the ratings and analytics we generate. Our customers can trust that the information we provide to them is unbiased because we do not accept advertisements or other payments or perquisites from issuers, online platforms or their agents. We will continue to function autonomously from funding platforms and issuers.

Large and Growing Dataset

We have been tracking every Reg CF deal for over seven years and Reg A deals for over four years and we have built and continue to add to our proprietary database of companies raising capital online. The value of our datasets grows each day as the universe of Reg CF and Reg A companies grow and the importance of data in this market grows. We believe that our database will allow us to distinguish and analyze trends in the overall markets for the different types of offerings and for industries and sectors within these markets as well as differentiate the competing online platforms based on types of deals and success. The growth of our database will allow us to fine-tune our ratings algorithms and create the foundation for us to develop machine learning capabilities that we believe will enhance the accuracy of our ratings and rankings.

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Rating Algorithms

Our proprietary ratings algorithms for private companies from early through growth stage companies are the first and only one of their kind. Our proprietary algorithms compare all issuers that are actively raising capital to each other based on over 300 data points that we collect and are processed through our proprietary rating algorithm, which ranks them based on collected data, and then converts the ranking into a score. With our data base of historical performance, we are able to back-test deals against our rating, which allows us to continuously improve our algorithms, which will provide us with a data and intelligence edge that would likely take years for others to replicate, if at all. Historically, our rating algorithm has shown a potential ability to identify companies that can continue on to new rounds of funding at higher valuations.

Quality

We subject our ratings analyses to four levels of software review and our investment research content to three levels of data audit to ensure the accuracy of the information we provide to our subscribers.

Our Market Strategy

We seek to acquire customers in an efficient manner. We believe that brand building is an important direct and indirect component of our marketing strategy and will continue to incorporate brand building strategies into all of our go to market efforts. Our goal is to be synonymous with trusted research, analytics and ratings for retail investors in the online private markets.

We will allocate a significant percentage of the net proceeds we receive from the Offering to marketing efforts. We intend to engage additional experienced marketing personnel that share our vision for our Company to develop and implement marketing campaigns to attract retail investors and financial institutions and professionals.

Direct-to-Retail Investors

Our direct-to-retail investors approach leverages digital customer acquisition tools, social media campaigns and print advertising.

We have enjoyed significant success utilizing search engine optimization, or SEO, which helps our audience find us by boosting our ranking during internet searches. Services such as Google Analytics and HubSpot, provide immediate feedback as to the success of any specific Internet based marketing effort by allowing us to track where and how we are acquiring our customers and understand the strength of each ad channel.

We utilize Facebook, LinkedIn and other social media platforms which also allow us to track successful ad campaigns. We believe that these channels are effective in creating name recognition for and name awareness of our Company and assist with building our brand.

Our customer surveys show that we acquire a steady stream of new retail investors through our existing subscribers through referrals. We expect to implement a personal referral program over the coming months to reward subscribers who introduce paying customers to our platform.

We also plan to employ print ads to appear in select publications in certain geographic areas. We expect to pursue ad placement to attract individual subscribers in larger financial publications.

Our goods and services are purchased on a one-time, monthly and annual subscriptions. All of our customers are stored in our customer relationship management, or CRM, tools and we have developed a strategy for communicating with them on a regular basis. For non-paid subscribers, we typically send two monthly emails to incentivize them to enroll in a paid subscription product. We also communicate regularly (once per month) with paid members to encourage upgrading to higher tier products. We consistently send emails to our customers around website content to keep them generally informed of what is going on at a weekly basis. We have enjoyed exceptional email open rates (often 590%, well above market averages in the 11 and 12%) and high general user engagement from our audience with the current communication plan in place.

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Financial Publishers

We work with financial publishers on a pay for performance basis, by inserting ads into their publications. Working with financial publishers has been a valuable tool because the ads we place are formatted and tagged in such a way that we know what ads are effective at driving customer response, which make our ad spend more efficient. We intend to continue working with financial publishers and to develop a pay for performance plan in which we agree to pay the publisher for paid subscribers that originate out of their publication.

Financial Institutions and Other Financial Professionals

We expect that our future marketing plans will target financial institutions, financial publications and other financial professionals, such as wealth advisers and public markets data providers. We will seek to enter into partnerships and licensing arrangements that will allow these organizations and professionals to make our products available to their customers, which could expand our user base rapidly and significantly.

As we complete development of products for the move into business-to-business offerings, or B2B, and B2B2C products (in which we sell our products to another business that makes our products available to its customers), we will be scaling up our professional support sales teams for marketing our products to financial institutions, financial publications and other financial professionals.

Growth Strategy

We are allocating a substantial percentage of the net proceeds we receive from the sale of Class A common stock in the Offering to enhance existing products and create new products and services, expand our marketing efforts and research product development. We will continue to improve our algorithms, web site, platform, investment research capabilities, ratings algorithms, and develop new products. Our plans for the future of the business are as follows:

Acquire New Customers

We believe that our first-to-market status provides us with a substantial opportunity to increase adoption of our solutions. We have experienced strong organic new customer growth due to the free tier subscription which can be augmented by upgrading to paid subscriptions. We intend to aggressively pursue new customers with increasing efficiency while expanding our sales capacity and market reach.

Continue to Innovate and Develop New Products

We are focused on investing in research and development to continue to enhance our products and release new products and features. We are focused on creating more tools that provide more robust follow-on tracking for companies that have raised Reg CF and Reg A rounds. We will likely launch new fund products with unique themes and investment focuses. We will continue to innovate new solutions for the industry and founders based on customer feedback and the needs that arise for our customers as the market grows. Most importantly, our focus is on continuing to grow our data and enhance our data quality, as this allows us to scalably create new, data-driven solutions for any segment of the market. We also seek to make select complimentary acquisitions that expand the scope of or that are synergistic with our existing product offerings.

Coverage Expansion

We currently track 100% of Reg CF deals and rate all Reg CF deals using our proprietary rating technology, in addition to providing general research and data resources for customers and currently track and rate 100% of Reg A deals in the private company equity and debt space. We now have a rating algorithm developed for looking at early, growth and late-stage companies and we intend to expand coverage to all online private markets, including 100% of Reg A, Rule 506(c) and late-stage secondary markets and utilize the experience and basic structures of our database and Reg CF algorithms to develop new asset class ratings algorithms to rate investments.

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Channel Expansion

As we have built-out our product offerings to cover additional online private markets, we are starting to garner interest from financial institutions, financial publications and other financial professionals, such as wealth advisers and public markets data providers. We will seek to enter into partnerships and licensing arrangements that will allow these organizations and professionals to make our products available to their customers, which could expand our user base rapidly and significantly.

Asset Expansion

Once we complete product expansion to cover all online private market deals, we intend to expand into other asset classes that utilize online private markets, including real estate equity and debt, consumer debt, and other alternatives. We want to establish a reputation as the most trusted provider of ratings and analytics for the entirety of the online private markets across all asset classes.

Expand into International Markets

The United Kingdom and several Asian Pacific countries have vibrant online private market ecosystems. Once we have rolled out coverage of the U.S. online private markets, we expect to investigate whether expansion into the United Kingdom and other jurisdictions that have robust online private markets is practicable from an economic and business perspective and whether the allocation of resources to these markets represents a judicious use of resources. We have begun to form partnerships with local partners that can help us access and enter these new markets.

We expect to expand into other asset classes, such as business credit, real estate and alternative asset classes for which online private markets are burgeoning in the coming years. We believe that our efforts to expand coverage into these other markets will require us to engage teams of three or four staff members that have experience in the specific market or asset class we are targeting. Our existing tech team has the competency to expand the platform infrastructure to cover these new asset classes.

In order to achieve our growth strategy, we will require substantial proceeds from the Offering or from other sources to retain the necessary personnel to develop pipeline products, build sales channels and implement the other growth initiatives described above.

Competition

We believe that we are the first and currently the only company to offer research, analytics tools and rating services to retail investors that cover all Reg CF offerings. We are aware that other financial service companies offer online newsletters and similar publications, such as Alts.co, and Crowdfund Capital Advisors that offer general information about the Reg CF and Reg A markets, but we believe these offerings are directed at a different type of clientele than our products. With respect to other types of offerings made in the online private markets, such as Reg A and Rule 506(c) and early and late-stage offerings, we are aware that there are web-based products that provided private and public capital market data products geared to professional investors, such as private equity groups and investment banks, including Pitchbook, Crunchbase and CB Insights. We believe that some companies may offer rating tools for the public markets, such as Morningstar.

We differentiate ourselves from our competitors by focusing on the online private markets where there is currently no solution like ours, have developed a unique rating algorithm and set of research tools that are unique to the needs of online private market investors and have priced ourselves well below the pricing of traditional private equity data solutions.

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We believe that the key competitive factors in our market include:

•	breadth of coverage of the online private markets.
•	product features, quality, and functionality;
•	the accuracy of the research and ratings provided.
•	depth of data assets that will allow an organization to improve its ratings algorithms and machine learning capabilities;
•	brand recognition; and
•	pricing.

We believe that we can compete favorably on the basis of these factors. We believe that we are building a brand that our customers trust and that we are well-positioned to service new customers with our existing and future products. We will continue to build upon this foundation as a means to effectively compete in our industry.

We expect the market for investment tools for the online private markets will continue to evolve and grow, as greater numbers of companies utilize Reg CF, Reg A and Rule 506(c) and more retail investors become attracted to these types of investments. Large financial services organizations such as national brokerage firms and investment banks may seek to develop products internally that cover the online private markets to satisfy their customers demand for information. Existing ratings firms, such a Moody’s and Standard and Poor’s, may extend their coverage to include the online private markets. In addition, financial publishers, such as Morningstar and Dow Jones, may find that the online private markets represent an area for expansion and develop products aimed at these markets.

Research and Development

We invest substantial time, energy, and resources to ensure we have a deep understanding of our customers’ needs, and we continually innovate to deliver value-added products and services through our platform. Our research and development organization consists of software engineering, product, and design teams. These teams are responsible for the design, development, and testing of our software and products. We focus our efforts on developing new functionality and further enhancing the usability, reliability, and performance of existing applications.

Intellectual Property

We rely on a combination of trade secrets, license agreements, confidentiality procedures, non-disclosure agreements, employee non-disclosure and invention assignment agreements, and other legal and contractual rights to establish and protect our proprietary rights. During the pendency of the Offering, we filed one patent to cover our proprietary ratings algorithms. We also expect to file for copyright and trademark protection of various other intellectual property assets, including our name and other brand indicia. We also have registered a domain name for our website.

We control access to and use of our proprietary technology and other confidential information through the use of internal and external controls, including contractual protections with employees, contractors and customers. It is our practice to enter into confidentiality and invention assignment agreements (or similar agreements) with our employees, consultants and contractors involved in the development of intellectual property on our behalf. We also enter into confidentiality agreements with other third parties in order to limit access to, and disclosure and use of, our confidential information and proprietary information. We further control the use of our proprietary technology and intellectual property through provisions in our terms of service. We intend to pursue additional intellectual property protection to the extent we believe it would be beneficial and cost effective.

Employees

As of June 30th, 2025, we had 14 full-time employees. In addition, we engage twenty consultants who provide critical services to us and who allocate varying portions of their business time to our endeavors.

None of our employees are represented by a labor union or covered by a collective bargaining agreement. We have not experienced any work stoppages and we consider our relations with our employees to be good.

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Facilities

We maintain our principal executive offices at 410 University Avenue, DPT #11021, Westwood, Massachusetts 02090. We also lease an office in Durham, North Carolina. The preponderance of our employees have the option to work remotely. As a result of this strategy, we maintain physical offices in major cities where our officers reside for purposes of collaboration and team building. We may lease office space in additional cities where we find a future concentration of employees.

We believe that our facilities are adequate to meet our needs for the immediate future, and that, should we need additional physical office space, suitable additional space will be available in the future.

Legal Proceedings

We are not presently a party to any litigation.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our audited consolidated financial statements and related notes included elsewhere in this Annual Report. This discussion contains forward-looking statements based upon current plans, expectations and beliefs involving risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and in other parts of this Annual Report.

Overview

Our mission is to democratize the private capital markets by providing institutional grade data-driven solutions to service investors, founders and industry participants with unique product offerings that meet their individual needs as it pertains to navigating the growing digital retail private markets.

We believe that we are the first and only comprehensive data-driven rating and analytics facility to service the online private market space. Our market is relatively new, arising out of the JOBS Act passed in 2012, and is growing dramatically as both companies take advantage of the relaxed rules with respect to general solicitation and the offerings to non-accredited investors and investors seek to harness the potential of investing in start-up and early-stage growth companies. As the first to market, we are amassing and analyzing data sets that we believe will provide us with significant advantages that will differentiate our Company from our future competitors for years to come. Some of these advantages include gaining familiarity with different classes of investors, which will allow us to develop the products that users most desire, and enhancing our proprietary ratings algorithms, which will allow us to provide more accurate ratings. We also believe that our first to market status will position us as the leader in the space for online private market tools and afford us the ability to establish and shape industry standards.

Currently, we cover all Reg CF and Reg A private company equity and debt deals available to the market through crowdfunding portals, and provide limited coverage of Rule 506(c) offerings that are live on online private market funding portals.

Our qualitative and quantitative ratings are not intended and we advise users not to construe them as investment recommendations. We are not a fund, an asset manager, or a financial advisor. Rather, we provide information to aid investors who are making their own investment decisions.

We have grown our consumer, institutional and founder divisions over time. In 2023, we generated $716,965 in revenue as a result of growth in our new lines of business including data sales, Kingscrowd Capital management fees, our founder toolkit sales and subsidiary’s revenue derived from creating, filing and managing all of the customers’ capital raising documents online. Our subscription business lagged as we moved on from old lines of less sticky subscription products and as the market struggled overall due to macroeconomic factors.

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We generate revenue from our Edge subscriptions, sponsorship, Kingscrowd Capital management fees, technology fees to founders utilizing our founder form creation toolkits, data licensing fees and events. Subscription revenue and data licensing revenue are recognized ratably over the term of the subscription beginning on the date the product is made available to customers, which typically begins on the commencement date of each contract and from management fees and potential carry from the more than $2 million in funds sub-advised by KingsCrowd Capital, LLC.  The former Lawbot business, now Raisepapers, and former CrowdCheck Inc. business, now Kingscrowd Advisory Inc. (DBA CrowdCheck) produces revenues on a per use basis from the creation of forms for Reg A, Reg CF, and Reg D filers as well as compliance and diligence services.  Crowd Diligence operations were wound down and expected to be relaunched as a free service in 2025.

Offering Results

As described above under the heading “Termination of Offering Pursuant to Regulation A,” on April 28, 2023, we terminated the Regulation A Offering. Under the Regulation A Offering, we sold 5,127,062 Offering Shares under the Offering, which included 4,574,516 Company Offered Shares and 552,546 Selling Stockholder Shares. Of the Company Offered Shares, we sold 3,161,094 shares to investors in the Regulation A Offering at a price of $1.00 per share for total cash consideration of $3,161,094, and sold and issued 1,413,442 shares upon the conversion of the 2021 Convertible Notes for total non-cash consideration of $1,130,753 or $0.80 per share, and the Company has realized an aggregate of $4,291,847 of consideration for all Company Offered Shares sold. The Selling Stockholders received $552,546 from the sale of their Selling Stockholder Shares.

We used the cash proceeds that we received from the sale of the Company Offered Shares substantially as described under the heading “Use of Proceeds” set forth in the offering statement we filed with respect to the Regulation A Offering.

Key Factors Affecting Our Performance

Acquiring new customers

We are focused on continuing to organically grow our customer base. We believe that our first-to-market status provides us with a substantial opportunity to increase adoption of our solutions. We have experienced strong organic new customer growth due to the free tier subscription which can be augmented by upgrading to paid subscriptions. We intend to aggressively pursue new customers with increasing efficiency while expanding our sales capacity. Although many new customers immediately subscribe to a paid tier subscription, we intend to drive higher conversion rates of our free subscribers through various sales, marketing and product initiatives as one component of our customer acquisition strategy as described under “Item 1, Business— Our Market Strategy.”

Expanding within our current customer base

We believe that there is a substantial and largely untapped opportunity for organic growth within our existing customer base. One of our marketing strategies is to offer a free entry level tier to our platform to generate interest in the paid subscription tiers. Many of our subscribers start by subscribing for our free tier service. Our customer efforts include educational email campaigns and free trial offerings to our paid tiers. We will continue to invest in enhancing awareness of our brand and developing more products, features and functionality of existing products, which we believe are vital to achieving increased adoption of our platform.

Our ability to innovate and develop new products

Our success is dependent on our ability to sustain product and technology innovation. We will invest resources to enhance the capabilities of our platform and introduce new products and features that are intended to be appealing to a wider audience of investors, including more sophisticated investors who we believe are more likely to subscribe to paid tiers.

Our ability to expand coverage to all online private markets

We currently track and rate 100% of Reg CF and Reg A private company equity and debt deals and track some Rule 506(c) deals. Our ability to expand coverage to all online private markets, including late-stage secondary markets and other asset classes such as real estate and private credit will be essential to make our products attractive to a wider audience of sophisticated investors who we believe are more likely to subscribe to paid tiers. We intend to begin expansion into new asset classes such as real estate, collectables and debt in the future.

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The success of efforts to expand into new customer channels

We will seek to enter into strategic partnership and license arrangements with financial institutions, financial publications and other financial professionals, such as wealth advisers and public markets data providers. We will seek to enter into partnerships and licensing arrangements that will allow these organizations and professionals to make our products available to their customers, which could expand our user base rapidly and significantly.

Expanding the nature of the assets we cover

Once we complete product expansion to cover all online private market deals, we intend to expand into other asset classes that utilize online private markets, including real estate equity and debt, consumer debt, and other alternatives. Expanding into other asset classes could significantly increase the size of our addressable market.

Investing in Sales and Marketing

We will continue to drive awareness and generate demand to acquire new customers and develop strategic partner relationships; however, we will adjust our sales and marketing spend level as needed in response to changes in the economic environment. We will continue to expand efforts to market our platform directly to individual investors through online digital marketing, referral programs, and other programs. We expect that we will allocate significant cash to the development of strategic partner relationships with financial services institutions and other financial industry professional.

Investing in Our Platform

We intend to increase our investment in our platform to accommodate continued growth in use by our subscribers and product expansion into other online private market transactions. We believe that investment in research and development will contribute to our long-term growth but may also negatively impact our short-term profitability. We will continue to leverage emerging technologies and invest in the development of more features that meet and anticipate individual and institutional subscriber needs.

As a result, we expect our expenses related to research and development to increase. These efforts will require us to invest significant financial and other resources.

Acquisitions

We analyze acquisition’s performance on a case-by-case basis depending on the nature of the business and our intentions in making the acquisitions.  Generally speaking, our acquisitions are strategic in broadening the scope of services we offer the crowdfunding and securities industries and produce new revenue sources and/or increase revenues from existing lines.

Components of our Results of Operations

Revenue

We generate revenue from subscriptions to our investment research and analysis services that we make available through our online platform. Our subscriptions can range from monthly to one-year or multi-year arrangements and are generally non-cancellable during the contractual subscription term. Subscription revenue is recognized ratably over the contract terms beginning on the date our product is made available to customers, which typically begins on the commencement date of each contract. Additionally, we generate revenue from sponsorship contracts, that typically run one month in length and are recognized during the period in which a sponsorship is run in our newsletter. We also generate revenue from data license contracts that are typically annual in nature or may be one-off downloads for specific pieces of data and are fully realized at sale. We also generate revenue from our 1/10 management fee, which is paid out on a quarterly basis based on AUM. Lastly, we generate sales from our form filing services, which are charged on a per use basis to each client and recognized when signed for.

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Our subsidiary derives revenue from creating, filing and managing all of the customers’ capital raising documents online.  Revenue is recognized at a point in time when the customer selects, completes and submits a form on LawBot’s online platform.

Operating Expenses

General and Administrative - General and administrative expenses primarily consist of personnel-related and consultant expenses, and other expenses necessary to maintain our daily operations and administer the business. We expect to increase the size of our general and administrative function to support the growth of our business. Following the completion of the Offering, we expect to incur additional general and administrative expenses as a result of operating as a public company. As a result, we expect the dollar amount of our general and administrative expenses to increase for the foreseeable future.

Research and Development – Research and development costs primarily consist of personnel-related and consultant expenses associated with our engineering personnel responsible for the design, development, and testing of our products and allocated overhead. We expect that our research and development expenses will continue to increase as we increase our research and development headcount to further strengthen and enhance our products and invest in the development of our software.

Sales and Marketing – Sales and marketing expenses primarily consist of personnel-related expenses and costs associated with marketing programs. Marketing programs include advertising, promotional events, and brand-building activities. Sales and marketing expenses also include personnel-related expenses and public cloud infrastructure costs associated with our free trials. We plan to increase our investment in sales and marketing over the foreseeable future, as we continue to hire additional personnel and invest in sales and marketing programs.

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Results of Operations

	December 31
	2024	2023

Net revenues	$608,431	$716,965

Operating Expenses:
General, administrative, and operations	2,263,621	3,517,839
Research and development	586,760	654,248
Sales and marketing – customer list amortization	96,067	41,002
Sales and marketing	-	253,319
Total Operating Expenses	2,946,448	4,466,408

Loss from operations	(2,338,017)	(3,749,443)

Other Income/(Expense):
Interest expense	(153,597)	(102,642)
Others - net	108,754	86,262
Total Other Income/(Expense)	(44,841)	(16,380

Provision for income taxes	-	-
Net loss	$(2,382,859)	$(3,765,823)

Net loss attributable to KingsCrowd, Inc.	$(2,240,199)	$(3,633,530)
Net loss attributable to non-controlling interests	$(142,660)	$(112,293)

Comparison of the Years Ended December 31, 2023 and 2024

Revenue

Total revenue decreased by $108,534, or 15%, to $608,431 for the year ended December 31, 2024 compared to total revenue of $716,965 during the year ended December 31, 2023. The decrease in revenue was attributable principally to the winding down of Early Investing ($41k in prior year), a slight decrease in subscription revenues, and $67k of prior year revenue that was written off in 2024.

Operating Expenses

General, Administrative, and Operations

General, administrative and operations expense decreased by $1,254,218, or approximately 36%, to $2,263,621 for the year ended December 31, 2024 compared to $3,517,839 for the year ended December 31, 2023. The decrease was primarily attributable to a decrease of $989,832 in stock compensation, a decrease of $231,785 in personnel-related and subcontractor expenses, a decrease of $95,008 in depreciation, and a decrease of $66,346 in professional and consulting fees offset by an increase of $514,126 in amortization and an increase of $14,278 in reimbursable expenses.

Research and Development

Research and development expense decreased by $67,488, or approximately 10%, to $586,760 for the year ended December 31, 2024 compared to $654,248 for the year ended December 31, 2023. The decrease was attributable to a decrease of $422,274 in database development, a decrease of $105,967 in stock compensation, and a decrease of $80,830 in amortization of software development offset by an increase of $52,616 in personnel-related and subcontractor expenses, and an increase of $76,798 in software and technology.

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Sales and Marketing

Sales and marketing expense decreased by $157,252, or approximately 62%, to $96,067, for the year ended December 31, 2024 compared to $253,319 for the year ended December 31, 2023. The decrease in sales and marketing expense was attributable to a decrease of $152,777 in personnel-related expenses, a decrease of $23,929 in stock compensation offset by an increase of $10,545 in advertising and an increase of $8,948 in professional fees.

Sales and marketing – customer list amortization

Customer list amortization recognition resulting from customer list asset acquired from Early Investing, LLC decreased by $41,002, or approximately 100% to $0 for the year ended December 31, 2024 compared to $41,002 for the year ended December 31, 2023 as these assets were fully amortized.

Liquidity and Capital Resources

In the Regulation A Offering described elsewhere throughout this Annual Report, we had sold 5,127,062 Offering Shares under the Offering, which included 4,574,516 Company Offered Shares and 552,546 Selling Stockholder Shares. Of the Company Offered Shares, we sold 3,161,094 shares to investors in the Offering at a price of $1.00 per share for total cash consideration of $3,161,094, and sold and issued 1,413,442 shares upon the conversion of the 2021 Convertible Notes for total non-cash consideration of $1,130,753 or $0.80 per share, and the Company realized an aggregate of $4,291,847 of consideration for all Company Offered Shares sold. The Selling Stockholders received $552,546 from the sale of their Selling Stockholder Shares. We used the cash proceeds that we received from the sale of the Company Offered Shares substantially as described under the heading “Use of Proceeds” in the offering statement relating to the Regulation A Offering.

During the year ended December 31, 2024, we offered and sold 5,605,755 shares of our Class A Common Stock to accredited investors under Regulation CF and private placements at a price of $0.16 per share for gross offering proceeds of $920,618.

Since our inception, we have financed our operations primarily through sales of equity securities and cash generated from operations. Our principal uses of cash in recent periods have been funding our operations, repayment of loans, and business acquisition. As of December 31, 2023, our principal sources of liquidity were cash, which consists of cash in banks and bank deposits, loans, and the sale of equity securities.

We will continue to depend upon the receipt of proceeds from the sale of our securities to fund our operations and growth strategies until we generate revenue from operations sufficient to support our business and growth.

We believe our existing cash, together with cash provided by operations, will be sufficient to meet our needs for at least the next 12 months. Our future capital requirements will depend on many factors including our revenue growth rate, subscription renewal activity, billing frequency, the timing, and extent of spending to support further sales and marketing and research and development efforts, the continuing market acceptance of our products and services, the timing, and extent of additional capital expenditures to invest in existing and new office spaces. We may in the future enter into arrangements to acquire or invest in complementary businesses, services, and technologies, including intellectual property rights. We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, results of operations, and financial condition would be materially and adversely affected.

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Cash Flows:

The following table presents summary cash flow information for the periods indicated.

	Year ended December 31,
	2024	2023
Net cash used in operating activities	$(1,184,554)	$(1,306,910)
Net cash provided by (used in) investing activities	-
Net cash provided by financing activities	$904,022	$1,151,959

Operating Activities

The net cash used in operating activities decreased by $122,356 or approximately 9%, to $1,184,554 for the year ended December 31, 2024 compared to $1,306,910 for the year ended December 31, 2023. The decrease was primarily attributable $96,998 in cash paid to fund operations offset by an increase of $50,630 in cash receipts from customers.

Investing Activities

There was no cash used in investing activities for the year ended December 31, 2024, same as 2023. There were no assets purchased in 2024.

Financing Activities

The net cash provided by financing activities decreased by $247,937, or approximately 22%, to $904,022 for the year ended December 31, 2024 compared to $1,151,959 for the year ended December 31, 2023. The decrease was attributable to a decrease of $163,098 in cash raised from Regulation CF offering and a decrease of $45,899 in proceeds from loans offset by an increase of $23,504 in repayments of loans and increase of $15,436 in offering costs.

Off-Balance Sheet and Other Arrangements

As of the date of this report, the Company does not have any off-balance sheet or similar arrangements.

Emerging Growth Company

We may elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an emerging growth company, as defined in the JOBS Act, under the reporting rules set forth under the Exchange Act. For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not emerging growth companies, including, but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	being exempt from the requirement to hold a non-binding advisory vote on executive compensation

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

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We would expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion; (ii) the date that we become a large accelerated filer as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Going Concern

Our financial statements appearing elsewhere in this Annual Report have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of December 31, 2024, we had not yet generated profits nor significant revenues and have sustained net losses of $2,240,199 and $3,653,530 during the years ended December 31, 2024 and 2023, respectively. Our ability to continue as a going concern in the next twelve months is dependent upon our ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such proceeds to produce profitable operating results. Our financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should we be unable to continue as a going concern. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Going Concern.”

Accounting Principles

See Note 2, “Summary of Significant Accounting Policies,” to our consolidated financial statements included elsewhere in this Annual Report for a discussion of accounting principles policies applied to our financial statements.

See Note 8, “Recent Accounting Pronouncements,” to our consolidated financial statements included elsewhere in this Annual Report for a discussion of recent accounting principles applied to our financial statements.

Item 3. Directors and Officers

The following table sets forth information regarding our executive officers and directors as of the date of this Annual Report:

Name	Age	Position	Term of Office	Approximate hours per week for part-time employees
Christopher Lustrino	32	President, Chief Executive Officer, Chief Financial Officer, Treasurer and Director	Inception - Present	Full Time
Brian Belley	38	Chief Technology Officer	August 2025 - Present	Full Time
Daniel Waterman	37	Director	Inception - Present	N/A
Cecilia Lenk	70	Director	2018- Present	N/A

Background Information about our Executive Officers and Directors

Christopher Lustrino

Christopher Lustrino is a founder of the Company and served as a manager and the chief executive officer of our Company prior to the Corporate Conversion and as our Chief Executive Officer, President, Chief Financial Officer, Treasurer and a director since the Corporate Conversion. From 2014 to 2017, he served as a consultant at LEK Consulting, where he focused on private equity due diligence. During 2016 to 2018, Chris was responsible for finance operations at Freebird, a travel tech startup. In 2016, Chris founded Simple.Innovative.Change, a Fintech publication focused on alternative investments and lending, and was a finalist for the 2018 LendIt Fintech Journalist of the Year.

Brian Belley

Brian Belley has served as Chief Technology Officer of Kingscrowd, Inc. since August 2025. He previously served as Vice President of Product from July 2021 to July 2025 following Kingscrowd’s acquisition of Crowdwise, which he founded and led from 2019 to 2021. From November 2020 to January 2024, he served on the Investment Advisory Committee for the Spaced Ventures funding portal. He was a Venture Partner at Republic from November 2020 to December 2023. Mr. Belley holds a Qualified Accredited Investor certification (December 2023) from Doriot.  He has served on the Board of the Crowdfunding Professional Association since 2020.  He earned an M.S. in Aerospace Engineering from the University of Southern California and dual B.S. degrees in Aeronautical and Mechanical Engineering, with minors in Economics and French, from Rensselaer Polytechnic Institute (2009). Brian also completed the Y-Combinator Startup School in 2018.

Cecilia Lenk

Cecilia Lenk has served as a director of our Company since 2018. Since 2017, she has served as the chief executive officer of NCI, a financial services firm where she oversees the general operation of the business. From 2012 through 2016, Cecilia was a creative strategist at FableVision, an education and media company. She also currently is a member of the LaunchPad Venture Group, an angel investor organization that invests in startup companies.

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Daniel Waterman

Daniel Waterman has served as a director of our Company since our inception. For the last five years, Mr. Waterman has served as the manager of Nantascot LLC, a private investment and real estate company. Mr. Waterman has been realtor at Coldwell Banker since 2015.

Advisory Board

We have an Advisory Board that provides advice relating to the following:

•	business strategy;

•	business development; and

•	capital raising.

Each of the members of our Advisory Board acts as an independent consultant and receives stock-based compensation for his or her services pursuant to the terms of consulting agreements between us and each advisor. Restricted stock granted to each advisor vests on a monthly basis.

Involvement in certain legal proceedings.

No executive officer, member of the board of directors or control person of our Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

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Term of Office

All our directors will hold office until their successors have been elected and qualified or appointed or the earlier of their death, resignation or removal. Executive officers are appointed and serve at the discretion of the board of directors.

Family Relationships

There are no family relationships among our directors or officers.

Board Composition

Our business and affairs are managed under the direction of our board of directors, which we refer to as the Board. We currently have three directors. Cecilia Lenk and Daniel Waterman were elected under the provisions of a Stockholders Agreement entered into by Nantascot and NCI. Under the terms of this Stockholders Agreement, the stockholders who are party to the Stockholders Agreement have agreed to vote for a Board comprised of three persons and to vote their respective shares to elect one director designated by Nantascot, currently Mr. Waterman; and one director designated by NCI, currently Ms. Lenk. The Stockholders Agreement will terminate on the completion of a public offering from which we receive gross proceeds of $10 million.

We do not have a policy regarding the consideration of any director candidates that may be recommended by our stockholders, including the minimum qualifications for director candidates, nor have our officers and directors established a process for identifying and evaluating director nominees. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our stockholders, including the procedures to be followed. Our officers and directors have not considered or adopted any of these policies as we have never received a recommendation from any stockholder for any candidate to serve on our board of directors.

Director Independence

Our securities are not listed on a national securities exchange or on any inter-dealer quotation system, which has a requirement that a majority of directors be independent. We evaluate independence by the standards for director independence set forth in the NASDAQ Marketplace Rules and the rules and regulations of the SEC. Under such rules, our Board has determined that none of the members of our Board are independent directors. In making such independence determination, our Board considered the relationships that each non-employee director has with us and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors, our Board considered the association of our directors with the holders of more than 5% of our common stock.

Committees

Our bylaws provide that our Board has the authority to appoint committees to perform certain management and administration functions; however, at this time, we are not required to and do not have any committees of the Board. The functions of an audit committee, a compensation committee or a nominating committee are being undertaken by our Board. Because we do not have any independent directors, our Board believes that the establishment of committees of our Board would not provide any benefits to our Company.

Board Leadership Structure

We believe that effective board leadership structure can depend on the experience, skills, and personal interaction between persons in leadership roles and the needs of our Company at any point in time. We have not adopted a formal policy on whether the chairman and chief executive officer positions should be separate or combined so as to support flexibility in the structure the Board by not requiring the separation of these roles.

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Our Board currently believes that it is in the best interests of our Company to have our chief executive officer also serve as the chairman of the board. We believe that our chairman and chief executive officer provides strong, clear, and unified leadership that is critical in our relationships with our stockholders, employees, consultants, customers, suppliers, and other stakeholders. The extensive knowledge of the chief executive officer regarding our operations and industries and the markets in which we compete uniquely positions him to identify strategies and prioritize matters for board review and deliberation. Additionally, we believe the combined role of chairman and chief executive officer facilitates centralized board leadership in one person, so there is no ambiguity about accountability. The chief executive officer serves as a bridge between management and the Board, ensuring that both groups act with a common purpose. This structure also eliminates conflict between two leaders and minimizes the possibility of two spokespersons sending difference messages.

Our Board does not believe that combining the position creates significant risks, including any risk that the chairman and chief executive officer will have excessive or undue influence over the agenda or deliberations of the Board.

The chairman of the board provides guidance to the Board; facilitates an appropriate schedule for board meetings; sets the agenda for board meetings; presides over meetings of the Board; and facilitates the quality, quantity, and timeliness of the flow of information from management that is necessary for the board to effectively and responsibly perform its duties.

The chief executive officer is responsible for the day-to-day leadership of our company and setting our company’s strategic direction.

Board Role in Risk Oversight

Risk is inherent in every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including strategic risks, enterprise risks, financial risks, and regulatory risks. While our management is responsible for day-to-day management of various risks we face, the Board, as a whole, is responsible for evaluating our exposure to risk and to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. We expect our Board to review and discuss policies with respect to risk assessment and risk management. The Board also has oversight responsibility with respect to the integrity of our financial reporting process and systems of internal control regarding finance and accounting, as well as its financial statements.

Limitation of Liability and Indemnification

Our certificate of incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law, a director shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Our bylaws provide that we shall indemnify and hold harmless our directors and officers, to the fullest extent permitted by applicable law, except that we will not be required to indemnify or hold harmless any director or officer in connection with any proceeding initiated by such person unless the proceeding was authorized by our board of directors. Under our bylaws, such rights shall not be exclusive of any other rights acquired by directors and officers, including by agreement.

Our bylaws provide that we will pay expenses to any director or officer prior to the final disposition of the proceeding, provided, however, that such advancements shall be made only upon receipt of an undertaking by such director or officer to repay all amounts advanced if it should be ultimately determined that such director or officer is not entitled to indemnification under the bylaws of or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

32

The above provisions may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. The provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions are necessary to attract and retain talented and experienced directors and officers.

At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceedings that might result in a claim for such indemnification.

Compensation of Directors and Executive Officers

The following table sets forth the annual compensation of each of the three highest paid persons who were executive officers or directors during years ended December 31, 2024 and 2023.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total Salary ($)
Christopher Lustrino	2024	142,000	0	5,255	147,255
President, Chief Executive Officer and Chief Financial Officer	2023	135,077	0	4,428	139,505

Brian Belley *	2024	125,000	66,096	273	191,369
Vice President Product	2023	129,807	24,000	0	153,807

(1)

The amounts reported represent the aggregate grant date fair value of the options awarded to the named executive officers during identified fiscal year, calculated in accordance with FASB ASC Topic 718. Such grant date fair value does not take into account any estimated forfeitures. The amounts reported in this column reflect the accounting cost for these awards and does not correspond to the actual economic value that may be received by the officer upon the sale of any of the underlying shares of Class A common stock.

(2)	The amount indicated represents cash paid to the named executive officer for the reimbursement of medical insurance premiums in accordance with the terms of his agreement with the Company.

*	Mr. Belley became our Chief Technology Officer in August 2025.

Director Compensation

 We do not compensate our directors for serving in such capacity. We have agreed to reimburse our directors for all costs reasonably incurred in connection with attending meetings of the Board.

33

The following table sets forth certain information about equity awards granted which consisted of restricted shares of Class A common stock to our named executive officers that remain outstanding as of December 31, 2024.

	Stock Awards – Employees and Consultants
Name	Grant Date	Total Granted #	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)
Christopher Lustrino	2018	7,631,491	00	00
Brian Belley	2021	1,450,000	263,100	47,358

Compensation Plans

2020 Incentive Plan

In December 2020, upon the consummation of the Corporate Conversion, our board of directors and stockholders adopted the 2020 Incentive Stock Plan (the “Plan”). In December 2024, our board of directors increased the number of shares available for award under the Plan to 13,000,000 shares, which increase was approved by the holders of a majority of the voting power of the outstanding shares of common stock. As provided in the Plan of Conversion, all outstanding unvested units granted to employees, consultants and advisors in the pre-conversion limited liability company were converted into unvested shares of Class A common stock subject to the terms of the Plan.

An aggregate of 13,000,000 shares of our common stock is reserved for issuance and available for awards under the Plan. The Plan administrator may grant awards to any employee, director, consultant or other person providing services to us or our affiliates.

Upon the effective date of the Corporate Conversion, all unvested awards of restricted units in KingsCrowd LLC outstanding as of such date were converted into awards of unvested restricted shares of Class A common stock in KingsCrowd, Inc. under the Plan on terms and conditions similar in all material respects to the terms and conditions upon which the restricted units originally had been granted. As of June 30, 2025, awards for an aggregate of 6,780,477 unvested restricted shares of Class A common stock are outstanding under the Plan.

Since the date of the Corporate Conversion and the conversion of the awards to receive restricted units in KingsCrowd LLC into awards to unvested restricted shares of Class A common stock in KingsCrowd, Inc., we have not granted awards of any other securities under the Plan. As of June 30, 2025, awards covering 165,464 shares of Class A common stock remain available for grant under the Plan.

The Plan initially will be administered by the Board. The Plan administrator has the authority to determine, within the limits of the express provisions of the Plan, the individuals to whom awards will be granted, the nature, amount and terms of such awards and the objectives and conditions for earning such awards. The Board may at any time amend or terminate the Plan, provided that no such action may be taken that adversely affects any rights or obligations with respect to any awards previously made under the Plan without the consent of the recipient. No awards may be made under the Plan after the tenth anniversary of its effective date.

Awards under the Plan may include incentive stock options, nonqualified stock options, stock appreciation rights (“SARs”), restricted shares of common stock, restricted stock units, performance share or unit awards, stock bonuses and other stock-based awards and cash-based incentive awards.

34

Stock Options. The Plan administrator may grant to a participant options to purchase our common stock that qualify as incentive stock options for purposes of Section 422 of the Internal Revenue Code (“incentive stock options”), options that do not qualify as incentive stock options (“non-qualified stock options”) or a combination thereof. The terms and conditions of stock option grants, including the quantity, price, vesting periods, and other conditions on exercise will be determined by the Plan administrator. The exercise price for stock options will be determined by the Plan administrator in its discretion, but non-qualified stock options and incentive stock options may not be less than 100% of the fair market value of one share of our company’s common stock on the date when the stock option is granted. Additionally, in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of our stock on the date of grant, the exercise price may not be less than 110% of the fair market value of one share of common stock on the date the stock option is granted. Stock options must be exercised within a period fixed by the Plan administrator that may not exceed ten years from the date of grant, except that in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of our stock on the date of grant, the exercise period may not exceed five years. At the Plan administrator’s discretion, payment for shares of common stock on the exercise of stock options may be made in cash, shares of our common stock held by the participant or in any other form of consideration acceptable to the Plan administrator (including one or more forms of “cashless” or “net” exercise).

Stock Appreciation Rights. The Plan administrator may grant to a participant an award of SARs, which entitles the participant to receive, upon its exercise, a payment equal to (i) the excess of the fair market value of a share of common stock on the exercise date over the SAR exercise price, times (ii) the number of shares of common stock with respect to which the SAR is exercised. The exercise price for a SAR will be determined by the Plan administrator in its discretion; provided, however, that in no event shall the exercise price be less than the fair market value of our common stock on the date of grant.

Restricted Shares and Restricted Units. The Plan administrator may award shares of common stock to a participant subject to specified restrictions (“restricted shares”). Restricted shares are subject to forfeiture if the participant does not meet certain conditions such as continued employment over a specified forfeiture period and/or the attainment of specified performance targets over the forfeiture period. The Plan administrator also may award to a participant Units representing the right to receive shares of common stock in the future subject to the achievement of one or more goals relating to the completion of service by the participant and/or the achievement of performance or other objectives (“restricted units”). The terms and conditions of restricted share and restricted unit awards are determined by the Plan administrator.

Stock Bonuses. Stock bonuses may be granted as additional compensation for service or performance, and may be settled in the form of common stock, cash or a combination thereof, and may be subject to restrictions, which may vest subject to continued service and/or the achievement of performance conditions.

Performance Awards. The Plan administrator may grant performance awards to participants under such terms and conditions as the Plan administrator deems appropriate. A performance award entitles a participant to receive a payment from us, the amount of which is based upon the attainment of predetermined performance targets over a specified award period. Performance awards may be paid in cash, shares of common stock or a combination thereof, as determined by the Plan administrator.

35

Other Stock-Based Awards. The Plan administrator may grant equity-based or equity-related awards, referred to as “other stock-based awards,” other than options, SARs, restricted shares, restricted Units, or performance awards. The terms and conditions of each other stock-based award will be determined by the Plan administrator. Payment under any other stock-based awards will be made in common stock or cash, as determined by the Plan administrator.

Cash-Based Awards. The Plan administrator may grant cash-based incentive compensation awards, which would include performance-based annual cash incentive compensation to be paid to covered employees subject to Section 162(m) of the Code. The terms and conditions of each cash-based award will be determined by the Plan administrator.

Except as set forth above, we do not have any ongoing plan or arrangement for the compensation of directors and executive officers.

Item 4. Security Ownership of Management and Certain Securityholders

Under our certificate of incorporation, we are authorized to issue two classes of common stock, Class A common stock and Class B common stock. The Class A common stock and Class B common stock are identical in all respects, except that each share of Class A common stock is entitled to one vote per share and each share of Class B common stock is entitled to ten votes per share and is convertible into one share of Class A common stock at any time at the option of the holder or automatically if we complete an underwritten public offering of our securities on Form S-1 from which we receive gross proceeds of $10 million. All outstanding shares of Class B common stock are held by entities of which two of our non-employee are directors. The two classes of common stock generally vote together as a single class on all matters submitted to a vote of our stockholders, except as otherwise required by law and our certificate of incorporation. The two classes of common stock participate ratably, meaning that each share of common stock is treated equally, with respect to dividends and distributions declared by the board of directors and in any distribution of our assets available for distribution to our stockholders upon any liquidation or winding up of our Company. Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock, and will convert automatically into one share of Class A common stock on certain other events.

As of the date of this Annual Report, the holders of our outstanding Class A common stock control approximately 41.79% of the voting interest in the Company and the holders of the Class B common stock control approximately 58.21% of the voting interest in the Company and will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors and the approval of any change in control transaction. This concentration of ownership will limit the ability of other stockholders to influence corporate matters and may cause us to make strategic decisions that could involve risks to you or that may not be aligned with your interests.

The following table sets forth certain information regarding beneficial ownership of our Class A common stock and Class B common stock as of June 30th, 2025, by:

(i)	each person known by us to be the beneficial owner of more than 5% of our outstanding common stock;

(ii)	each director and each of our executive officers;

(iii)	all executive officers and directors as a group; and

(iv)	each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of Class A common stock or Class B common stock.

The number of shares beneficially owned by each stockholder as described in this Annual Report is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to vesting held by such person that will vest within 60 days of the date of this Annual Report, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

We have based our calculation of the percentage of beneficial ownership prior to the Offering computed on the basis of 74,904,085 shares of Class A Common Stock outstanding and 12,427,839 shares of our Class B common stock outstanding as of June 30, 2025.

36

Unless otherwise indicated, the number of shares of common stock outstanding as of November 30, 2023 does not include shares of restricted that have been awarded under the 2020 Incentive Plan but that have not vested as of November 30, 2023 and will not have vested by June 30, 2024 (60 days from the date of this Annual Report).

	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned		Percentage
Name of Beneficial Owner	Class A Common Stock	Class B Common Stock	Class A Common Stock	Class B Common Stock	of Total Voting Power
Executive Officers and Directors:
Christopher Lustrino (1)	7,340,179	0	9.8%	0	3.7%
Daniel Waterman (2)	0	0	0	0
Cecilia Lenk (3)	0	0	0	0
All directors and executive officers (3 persons)	7,340,179	0	9.8%	0	3.7%
5% or Greater Stockholders	7,340,179	11,594,550	9.8%	93.3%	58.2%
Nantascot (4)(6)	0	8,384,865	0	67.4%	42.1%
NCI (5)(6)	0	3,209,685	0	25.8%	16.1%

(1)	Includes 7,340,179 shares of Class A common stock and 0 restricted shares of Class A common stock that vest within 60 days of the date of December 15, 2024.
(2)	Daniel Waterman, one of our directors, is the managing member of Nantascot. Does not include 8,384,865 shares of Class B common stock owned by Nantascot, LLC.
(3)	Cecilia Lenk, one of our directors, is the managing member of NCI. Does not include 3,209,685 shares of Class B common stock beneficially owned by NCI.
(4)	Mr. Waterman is the managing member of Nantascot LLC. The address for this entity is State Street Financial Center, 1 Lincoln Street, Boston MA 02111.
(5)	Ms. Lenk is the managing member of NCI. The address for this entity is State Street Financial Center, 1 Lincoln Street, Boston MA 02111.
(6)

Nantascot and NCI are parties to a Stockholders Agreement under which they each agreed to vote in favor of the other party’s board nominee. This Stockholders Agreement will continue in force until the Company completes a public offering of its securities from which it raises at least $10 million in gross proceeds or until the parties own less than 50% of the outstanding voting power of the Company.

Item 5. Interest of Management and Others in Certain Transactions

None.

Item 6. Other Information

None

Item 7. Financial Statements

37

KingsCrowd, Inc. and subsidiaries

A Delaware Corporation

Consolidated Financial Statements and Independent Auditor’s Report

December 31, 2024 and 2023

F-1

KingsCrowd, Inc.

F-2

INDEPENDENT AUDITOR’S REPORT

To: Board of Directors, KingsCrowd, Inc. and subsidiary

We have audited the accompanying consolidated financial statements of KINGSCROWD, INC. and subsidiary (the “Company”), which comprise the consolidated balance sheet as of December 31, 2024 and 2023, and the related statements of operations, changes in shareholders’ equity, and cash flows for the calendar years thus ended, and the related notes to such consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations, shareholders’ deficit and its cash flows for the calendar years 2024 and 2023 calendar year in accordance with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the Notes to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's evaluation of the events and conditions and management's plans regarding these matters are also described in the Notes to the financial statements.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Sincerely,

IndigoSpireCPA, PC

IndigoSpireCPA, PC

San José, California

May 21, 2025

F-3

KINGSCROWD, INC. CONSOLIDATED BALANCE SHEETS (UNAUDITED) As of December 31, 2024 and 2023

	December 31,
	2024	2023
ASSETS
Current Assets:
Cash and cash equivalents	$146,477	$427,009
Subscription receivable	20,000	13,750
Accounts receivable	11,820	78,329
Other receivables	1,324	1,324
Prepaid expenses	8,299	-
Total Current Assets	187,920	520,412

Non-Current Assets:
Investment in SAFE	50,000	50,000
Property and equipment, net	138	1,671
Intangible assets, net	2,244,568	2,761,432
Goodwill	649,973	649,973
Total Non-Current Assets	2,944,679	3,463,076

TOTAL ASSETS	$3,132,599	$3,983,488

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

F-4

	December 31,
	2024	2023
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$388,219	$329,366
Deferred revenue	209,726	238,456
Due to members	284,843	284,843
Loans payable, current portion	92,686	223,707
Acquisition payable	369,020	369,020
Other current liabilities	178,575	169,750
Total Current Liabilities	1,523,069	1,615,142

Non-current Liabilities:
Loans payable, net of current portion	136,111	-
Other non-current liabilities	6,389	6,389
Total Non-current Liabilities	142,500	6,389

Total Liabilities	1,665,569	1,621,531

Stockholders' Equity:
Class A common stock, $0.0001 par value, 150,000,000 shares authorized, 61,220,220 and 54,096,689 shares issued and outstanding as of December 31, 2024 and 2023, respectively	6,124	5,410
Class B common stock, $0.0001 par value, 15,000,000 shares authorized, 12,427,839 and 12,427,839 shares issued and outstanding as of December 31, 2024 and 2023, respectively	1,242	1,242
Additional paid-in capital	18,516,537	17,029,318
Accumulated deficit	(17,097,055)	(14,856,856)
Total stockholders' equity attributable to KingsCrowd, Inc.	1,426,848	2,179,114
Non-controlling interests	40,183	182,843
Total Stockholders' Equity	1,467,030	2,361,957

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,132,599	$3,983,488

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

F-5

KINGSCROWD, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) For the periods ended December 31, 2024 and 2023

	December 31
	2024	2023

Net revenues	$608,431	$716,965

Operating Expenses:
General, administrative, and operations	2,263,621	3,517,839
Research and development	586,760	654,248
Sales and marketing	96,067	253,319
Sales and marketing – customer list amortization	-	41,002
Total Operating Expenses	2,946,448	4,466,408

Loss from operations	(2,338,017)	(3,749,443)

Other Income/(Expense):
Interest expense	(153,597)	(102,642)
Others - net	108,754	86,262
Total Other Income/(Expense)	(44,841)	(16,380)

Provision for income taxes	-	-
Net loss	$(2,382,859)	$(3,765,823)

Net loss attributable to KingsCrowd, Inc.	(2,240,199)	(3,653,530)
Net loss attributable to non-controlling interests	(142,660)	(112,293)
	(2,382,859)	(3,765,823)

Weighted average common shares outstanding
-Basic and Diluted	67,134,516	63,332,100

Net loss per common share attributable to KingsCrowd, Inc. stockholders
-Basic and Diluted	$(0.04)	$(0.06)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

F-6

KINGSCROWD, INC. CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (UNAUDITED) For the periods ended December 31, 2024 and 2023

	Class A Common Stock		Class B Common Stock		Additional Paid-in	Accumulated		Non-controlling	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Total	Interests	Equity
Balance at December 31, 2023	54,096,689	$5,410	12,427,839	$1,242	$17,029,318	$(14,856,856)	$2,179,114	$182,843	$2,361,957
Issuance of common stock - Reg D	3,676,249	368	-	-	611,529	-	611,897	-	611,897
Issuance of common stock - Reg CF	1,929,506	193	-	-	308,528	-	308,721	-	308,721
Issuance of common stock - advisors	688,478	69	-	-	150,704	-	150,773	-	150,773
Issuance of common stock - consultants	300,048	31	-	-	300,017	-	300,048	-	300,048
Issuance of common stock - employees	529,250	53	-	-	131,877	-	131,929	-	131,929
Offering costs	-	-	-	-	(15,436)	-	(15,436)	-	(15,436)
Net loss	-	-	-	-	-	(2,240,199)	(2,240,199)	(142,660)	(2,382,859)
Balance at December 31, 2024	61,220,220	$6,124	12,427,839	$1,242	$18,516,537	$(17,097,055)	$1,426,848	$40,183	$1,467,030

Balance at December 31, 2022	44,631,838	$4,465	12,427,839	$1,242	$14,333,244	$(11,203,326)	$3,135,625	$-	$3,135,625
Issuance of common stock - Reg D	6,139,063	614	-	-	1,065,602	-	1,066,216	-	1,066,216
Issuance of common stock - advisors	1,813,900	181	-	-	569,803	-	569,984	-	569,984
Issuance of common stock - consultants	885,464	88	-	-	753,506	-	753,594	-	753,594
Issuance of common stock - employees	506,424	50	-	-	187,175	-	187,225	-	187,225
Issuance of common stock - contractor	120,000	12	-	-	119,988	-	120,000	-	120,000
Non-controlling interest portion of investment in subsidiary	-	-	-	-	-	-	-	295,136	295,136
Net loss	-	-	-	-	-	(3,653,530)	(3,653,530)	(112,293)	(3,765,823)
Balance at December 31, 2023	54,096,689	$5,410	12,427,839	$1,242	$17,029,318	$(14,856,856)	$2,179,114	$182,843	$2,361,957

F-7

KINGSCROWD, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) For the periods ended December 31, 2024 and 2023

	December 31
	2024	2023
Cash flows from operating activities
Net loss	$(2,382,859)	$(3,765,823)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	67,377	-
Security deposits forfeiture	-	7,329
Depreciation and amortization	518,397	593,169
Stock-based compensation	582,750	1,702,478
Loan fees capitalized, net of amortization	-	16,923
Capitalized interest expense	-	27,668
Net cash acquired with the subsidiary	-	27,564
Changes in operating assets and liabilities:
(Increase)/Decrease in accounts receivable	(868)	(51,498)
(Increase)/Decrease in prepaid expenses	(8,299)	-
(Increase)/Decrease in deposit	-	4,275
Increase/(Decrease) in accounts payable	58,853	155,851
Increase/(Decrease) in deferred revenue	(28,730)	(21,740)
Increase/(Decrease) in other current liabilities	8,825	(3,105)
Net cash used in operating activities	(1,184,554)	(1,306,910)

Cash flows from financing activities
Proceeds from loans	313,060	358,959
Repayments of loans	(307,970)	(284,466)
Proceeds from issuance of Class A common stock	914,368	1,077,466
Offering costs	(15,436)	-
Net cash provided by financing activities	904,022	1,151,959

Net change in cash	(280,532)	(154,951)

Cash at beginning of the period	427,009	581,960
Cash at end of the period	$146,477	$427,009

Supplemental disclosure of cash flow information:
Cash paid for interest expense	$126,843	$40,781
Cash paid for income tax	$-	$-

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

F-8

KINGSCROWD, INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS As of December 31, 2024 and 2023 and for the years then ended

NOTE 1: NATURE OF OPERATIONS

KingsCrowd, Inc. (the “Company”) is a corporation organized on December 14, 2017 under the laws of Delaware, and headquartered in Boston, Massachusetts.  The Company was originally incorporated under the name Kings Crowd, LLC as a Delaware limited liability company.  On December 28, 2020, the Company converted from a Delaware limited liability company to a Delaware corporation and changed its name from Kings Crowd, LLC to KingsCrowd, Inc.

The Company seeks to bring together ﬁnancial experts and technologists to help investors make more informed startup investment decisions on crowdfunding portals by providing the infrastructure for startup business investment decision making based on four key components:

•	Education - Providing expert editorial content in addition to “how-to" guides and tools.
•	Analytics - Offering standardized deal ratings and synthesized data analytics.
•	Research - Combining in-house market research with crowd-sourced research.
•	Recommendations - Providing "Top Deal” picks and access to expert network due diligence.

On November 8, 2021, KingsCrowd Capital, LLC was incorporated as a limited liability company under the laws of the State of Delaware and KingsCrowd, Inc. is the sole member.

On January 23, 2023, the Company purchased 17,000 Class A units of LawBot, LLC (“LawBot”), or 50.3% interest.  As such, LawBot became a subsidiary of the Company.  The Company has the option to subscribe for and purchase the remaining membership interests of LawBot or 16,788 Class A and Class B Units for a consideration of 3.5 times LawBot’s adjusted revenue for the year ended December 31, 2025.  LawBot, LLC was founded to make EDGAR filing simple and easy and to provide high-quality SEC form drafts for crowdfunding platforms, their issuers, law firms, and their clients.

NOTE 2:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”).  The consolidated financial statements include all accounts of KingsCrowd, Inc., KingsCrowd Capital, LLC and LawBot, LLC.  All significant intercompany transactions have been eliminated in consolidation.

The Company adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

See Independent Auditor’s Report

F-9

Significant Risks and Uncertainties

The Company has not yet produced profits and is subject to customary risks and uncertainties including, but not limited to, the need for protection of proprietary technology, dependence on key personnel, costs of services provided by third parties, the need to obtain additional financing, and limited operating history.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).  The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability.  Financial instruments are considered Level    3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the consolidated balance sheets approximate their fair value.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents.  The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.  As of December 31, 2024 and 2023, the Company had cash of $0 and $27,071, respectively, in excess of federally insured limits, and is therefore subject to significant credit risk and exposed to potential losses on these uninsured deposits.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at their estimated collectible amounts. Accounts receivable are periodically evaluated for collectability based on past credit history with clients and other factors.

Provisions for losses on accounts receivable are determined on the basis of loss experience, known and inherent risk in the account balance, and current economic conditions.

During the year ended December 31, 2024, the Company wrote off $67,377 of accounts receivable as uncollectible, providing allowances of $437,157 and $363,781 as of December 31, 2024 and 2023, respectively. These allowances primarily relate to long-outstanding receivables from Series One and other trade receivables. The Company uses the allowance method to account for bad debts, estimating the amount of uncollectible accounts based on historical experience and current economic conditions.

See Independent Auditor’s Report

F-10

Subscription Receivable

The Company records share issuances at the effective date.  If the subscription is not funded upon issuance, the Company records a subscription receivable as an asset on a balance sheet.  When subscription receivables are not received prior to the issuance of financial statements at a reporting date in satisfaction of the requirements under FASB ASC 505-10-45-2, the subscription receivable is reclassified as a contra account to stockholders’ equity on the consolidated balance sheet.

Escrow Receivable

Amounts held in escrow are recognized at estimated realizable value and primarily relate to the stock offerings.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs.  Prior to the completion of an offering, offering costs are capitalized.  The deferred offering costs are charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed.

Property and Equipment, Intangible Assets

Property and equipment and intangible assets are recorded at cost.  Depreciation and amortization are calculated using the straight-line method over the following estimated useful lives of assets:

Computer equipment	3 years
Customer list	3 years
Website	3 years
Software	5-15 years
License	indefinite

The useful lives and the depreciation and amortization methods are reviewed periodically to ensure that the periods and depreciation and amortization methods are consistent with the expected pattern of economic benefits from items of property and equipment and intangible assets.

There were no changes in the estimated useful lives of each of the Company’s items of property and equipment and intangible assets for the years ended December 31, 2024 and 2023.

Goodwill

The Company records goodwill when it acquires businesses and recognizes the excess of the purchase price over the fair value of identifiable net assets acquired.  Goodwill is not amortized but is subject to annual impairment testing as of the reporting date.  The impairment test compares the fair value of each reporting unit with its carrying amount, including goodwill.  If the fair value is determined to be less than the carrying amount, an impairment loss is recognized, not to exceed the total amount of goodwill allocated to that reporting unit.

The Company performs its semi-annual impairment test and whenever events or changes in circumstances suggest that the carrying amount of goodwill may not be recoverable. The determination of fair value involves significant management judgment and estimation. Key assumptions include projected future cash flows, discount rates, and other factors that could impact the fair value assessment.  The Company reviews and updates the assumptions used in the impairment test regularly to reflect changes in business conditions.  Any impairment losses identified are recorded in the consolidated statement of operations in the period in which they are determined.

See Independent Auditor’s Report

F-11

As of December 31, 2024, no impairment indicators were identified, and the Company believes that the carrying value of goodwill is recoverable.  The Company will continue to monitor events and circumstances that could impact the recoverability of goodwill and will perform impairment testing as required by accounting standards.

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable.  When such events or changes in circumstances are present, the management assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows.  If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the Company’s long-lived assets.  Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

No impairment in the value of property and equipment or intangible assets was recognized for the years ended December 31, 2024 and 2023.

Convertible Instruments

U.S. GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments according to certain criteria.  The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional as that term is described under applicable U.S. GAAP.

When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts (or beneficial conversion features) to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts or beneficial conversion features under these arrangements are (i) amortized over the term of the related debt to their stated date of redemption or (ii) when based on a future contingent event, the beneficial conversion feature is deferred and recorded at the time when the contingency no longer exists.

See Independent Auditor’s Report

F-12

Non-Controlling Interests

Non-controlling interests are classified as a separate component of equity in the Company's consolidated balance sheets and consolidated statements of changes in stockholders’ equity. Net income (loss) attributable to non-controlling interests is reflected separately from consolidated net income (loss) in the consolidated statements of operations and consolidated statements of changes in stockholders’ equity.  Any change in ownership of a subsidiary while the controlling financial interest is retained is accounted for as an equity transaction between the controlling and non-controlling interests.  In addition, when a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary will be initially measured at fair value and the difference between the carrying value and fair value of the retained interest will be recorded as a gain or loss.  The Company has non-controlling interests via its subsidiary LawBot, LLC.

During the years ended December 31, 2024 and 2023, the Company recorded losses of $142,659 and $112,293, respectively, attributable to non-controlling interests.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied.

The Company collects revenues in advance for its membership subscriptions and initially records as deferred revenues.  The Company has determined that its performance obligations in relation to these agreements with customers are satisfied through the passage of time of the underlying subscription period, which are monthly or annually.  Monthly subscriptions are recognized upon completion of the month of service, while annual subscriptions are recognized monthly over the subscription period on a straight-line basis.

LawBot, LLC derives revenue from creating, filing and managing all of the customers’ capital raising documents online.  The Company has determined that its performance obligations in relation to these agreements with customers are satisfied at a point in time when the customer selects, completes and submits a form on LawBot’s online platform.

Contract Balances

A receivable is recognized if an amount of consideration that is unconditional is due from the customer (i.e., only the passage of time is required before payment of the consideration is due).  The Company collects payments from customers in advance and therefore no accounts receivable is recognized.  However, the Company uses third parties for customer payments processing and there may be funds being held in escrow at the end of the reporting period.  As of both December 31, 2024 and 2023, $0 of revenues were not yet closed out of escrow.

See Independent Auditor’s Report

F-13

A contract liability is recognized if a payment is received or a payment is due (whichever is earlier) from a customer before the Company transfers the related goods or services.  Contract liabilities are recognized as revenue when the Company performs under the contract (i.e., transfers control of the related goods or services to the customer).  The Company has contract liabilities of $209,726 and $238,456 as of December 31, 2024 and 2023, respectively, recognized as deferred revenue in the consolidated balance sheets.

Contract Liabilities
Deferred revenue, December 31, 2023	$238,456
Cash paid on contracts with customers	300,350
Revenues recognized	(329,080)
Deferred revenue, December 31, 2024	$209,726

Disaggregated Revenue Information

	December 31
	2024	2023
Type of good or service:
Subscription	$246,189	$337,728
Forms	310,495	335,322
Others	51,747	43,915
Total revenue from contracts with customers	$608,431	$716,965

Timing of revenue recognition:
Good or service transferred over time	$246,189	$337,728
Good or service transferred at a point in time	362,242	379,237
	$608,431	$716,965

Advertising Costs

The Company expenses advertising costs as they are incurred.  Advertising expense for the years ended December 31, 2024 and 2023 totaled $32,119 and $21,613, respectively.

Research and Development

Research and development costs are expensed as incurred.

Leases

On January 1, 2022, the Company adopted ASC 842, Leases, as amended, which supersedes the lease accounting guidance under Topic 840, and generally requires lessees to recognize operating and finance lease liabilities and corresponding right-of-use (ROU) assets on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from lease arrangements.  The Company adopted the new guidance using a modified retrospective method.  Under this method, the Company elected to apply the new accounting standard only to the most recent period presented, recognizing the cumulative effect of the accounting change, if any, as an adjustment to the beginning balance of retained earnings.  Accordingly, prior periods have not been recast to reflect the new accounting standard.  The cumulative effect of applying the provisions of ASC 842 had no material impact on accumulated deficit.

The Company elected transitional practical expedients for existing leases which eliminated the requirements to reassess existing lease classification, initial direct costs, and whether contracts contain leases.  Also, the Company elected to present the payments associated with short-term leases as an expense in statements of operations.  Short-term leases are leases with a lease term of 12 months or less.  The Company leases office spaces with a lease term of 6 to 12 months.  The adoption of ASC 842 had no impact on the Company’s consolidated balance sheet as of December 31, 2024 and 2023.

See Independent Auditor’s Report

F-14

Stock-Based Compensation

The Company measures all stock-based awards granted to employees, advisors and directors based on the fair value on the date of the grant and recognizes compensation expense for those awards, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award.  The Company issues stock-based awards with only service-based vesting conditions and records the expense for these awards using the straight-line method. For awards with performance-based vesting conditions, the Company records the expense if and when the Company concludes that it is probable that the performance condition will be achieved.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model.  The Company historically has been a private company and lacks company-specific historical and implied volatility information for its stock.  Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price.  The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options.  The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award.  Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future.  Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions.  The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized.

The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date.  In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.  For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.  The Company has determined that there are no material uncertain tax positions.  The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

See Independent Auditor’s Report

F-15

The Company was a limited liability company through the December 28, 2020 conversion date. Accordingly, under the Internal Revenue Code, all taxable income or loss flowed through to its members through such date. Therefore, no provision for income tax has been recorded in the statements until the conversion date.  Income from the Company was reported and taxed to the members on their individual tax returns.  Upon the conversion to a corporation, the Company is now taxable as a corporation effective December 28, 2020.

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards. Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception, other than minimum state tax. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

Net Earnings or Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture.  The Company presents basic and diluted net earnings or loss per share.  Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding.  Potentially dilutive securities are excluded from the computation of the diluted net earnings or loss per share if their inclusion would be anti-dilutive.  As all potentially dilutive securities are anti-dilutive as of December 31, 2024 and 2023, diluted net loss per share is the same as basic net loss per share for each period.

NOTE 3:  GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception, has sustained net losses of $2,240,199 and $3,653,530 during the years ended December 31, 2024 and 2023, respectively, has an accumulated deficit of $17,097,055 as of December 31, 2024, has incurred negative cash flows from operations for the years ended December 31, 2024 and 2023, and lacks liquid assets to satisfy its obligations as they come due with a working capital deficit of $1,335,149 as of December 31, 2024.  These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time.

The Company’s ability to continue as a going concern in the next twelve months following the date the consolidated financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results.  Management has evaluated these conditions and plans to generate revenues and raise capital as needed to satisfy its capital needs.  No assurance can be given that the Company will be successful in these efforts.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities.

See Independent Auditor’s Report

F-16

NOTE 4: INVESTMENT IN SAFE

In December 2022, LawBot, LLC purchased a Simple Agreement for Future Equity (“SAFE”) notes of So. Capital Inc., which is now owned by Crowd Diligence, Inc., in the amount of $50,000.  The conversion is effective upon Crowd Diligence, Inc. closing an equity funding round of at least $100,000.  In May 2023, in exchange for this, Crowd Diligence, Inc. issued to LawBot, LLC the right to certain shares of its capital stock.  The discount rate is 20% and the valuation cap is $3,750,000.  LawBot, LLC may convert the SAFE to a number of shares of the CF Shadow Series of Preferred Stock in the first equity financing from which Crowd Diligence, Inc. receives gross proceeds of not less than $1,000,000, or elect to continue the term of the SAFE without converting the purchase amount to capital stock.  The investment is carried at cost less impairment losses and is assessed for impairment semi-annually.  No impairment was recorded as of December 31, 2024 and 2023.

NOTE 5: NON-CURRENT ASSETS

As of December 31, 2024 and 2023, property and equipment and intangible assets consisted of the following:

	December 31, 2024
	Equipment	Software	Customer list	Website	License
Cost	$11,519	$325,867	$612,814	$1,550,000	$2,167,610
Less: Reversal	-	-	(243,794)	-	-
Adjusted cost	11,519	325,867	369,020	1,550,000	2,167,610
Accumulated depreciation and amortization	(11,381)	(323,909)	(369,020)	(1,475,000)	-
Net Book Value	$138	$1,958	$-	$75,000	$2,167,610

	December 31, 2023
	Equipment	Software	Customer list	Website	License
Cost	$11,519	$325,867	$612,814	$1,550,000	$2,167,610
Less: Reversal	-	-	(243,794)	-	-
Adjusted cost	11,519	325,867	369,020	1,550,000	2,167,610
Accumulated depreciation and amortization	(9,848)	(323,712)	(369,020)	(958,333)	-
Net Book Value	$1,671	$2,155	$-	$591,667	$2,167,610

Depreciation and amortization totaled $518,397 and $593,169 for the years ended December 31, 2024 and 2023, respectively.  The cost of fully depreciated and amortized assets still being used amounted to $373,115 and $373,115 as of December 31, 2024 and 2023, respectively.  Intangible assets with a cost basis of $2,244,887 and $2,244,887 have a weighted average remaining useful life of 0.37 and 1.37 years as of December 31, 2024 and 2023, all respectively, and will be recognized on a straight-line basis over the remaining amortization period.

In 2023, the Company recorded goodwill of $649,974 upon its acquisition of its subsidiary, Lawbot.  The goodwill is assessed for impairment semi-annually and as of December 31, 2024 and 2023, no impairment losses were determined to be necessary. See Note 6.

See Independent Auditor’s Report

F-17

License

The Company entered into an agreement to license an intellectual property for 16 months beginning December 1, 2019.  The Company agreed to pay a monthly fee of approximately 25% of certain revenues generated from the licensed assets.  When the aggregate of the fee paid each month reaches a total of $150,000, the Company agreed to pay an additional 1% of revenue per year until either the Company has paid to the licensor the sum of $1,000,000, or the Company is acquired in a positive transaction, which would be in addition to 5% of the outstanding membership interest units of the Company as of March 31, 2021.  Upon which time, the full ownership of all licensed intellectual property shall transfer to the Company.

In February 2022, the agreement was amended to extend the duration of the exclusive license into perpetuity, waive the right of the licensor to any fees not already paid by the Company as licensee, waive any fees that might be contemplated by the original agreement, and deliver to licensor shares of common stock equivalent to 4% of the outstanding Class A common stock of the Company as of March 31, 2021.  As a result, the Company issued 2,167,610 shares of Class A common stock to the licensor on the same date of this amended agreement.  These shares were attributed a fair value based on the active offering price of the Company’s shares of common stock at the issuance date at $1.00 per share and the value was recorded as an indefinite-lived intangible asset.

See Note 6 for the discussion of customer list and website.

NOTE 6: ACQUISITIONS

Early Investing

On March 20, 2020, the Company acquired 100% of the membership interests of Oxford Financial Publishing, LLC (the “Seller”) in Early Investing, LLC, a Maryland limited liability company, through an asset purchase agreement.  The acquisition was accounted for using the asset purchase method, in which the fair value of the transaction is allocated and attributed to specific assets based on their relative fair value.  No liabilities were assumed in the acquisition.

The Company determined that the transaction was an acquisition of asset which is the revenue-producing customer list.  The revenue-producing activity of the acquired asset did not remain generally the same as before the transaction.  The Seller retained the right to sell its own products to the customer list and is allowed to continue generating revenue from the customer list for a period of two years.  Therefore, the full transaction value was attributed as a customer list asset.

The purchase price of the asset is 40% of the gross receipts generated by the Company from the customer list in the first year after the purchase, 25% in the second year and 10% in the third year. Based upon the revenue generated by the Company by marketing its Kings Crowd products to the customer list, for the period from May 2020 to January 2021, the Company estimated that average monthly revenues from the customer list will be $68,090 per month for the three-year period following the purchase.  In accordance with ASC 450 where the contingent future liabilities under this agreement are probable and estimable, the Company had recorded an acquisition payable of $612,814, as an estimate of the three years of payments to be made to the Seller and has recorded a customer list asset of $612,814, amortized using the straight-line method over the three-year estimated useful life of the asset.  The Company reassessed the purchase price at the end of the reporting period based on the actual revenues generated from the date of the acquisition to the reporting date.  As a result, customer list and acquisition payable were reduced to $369,020 and a gain from reversal of accumulated amortization amounting to $152,464 was recognized during the year ended December 31, 2022.

The amortization was recorded as “sales and marketing – customer list amortization” operating expense in the consolidated statements of operations in the amount of $0 and $41,002 for the years ended December 31, 2024 and 2023, respectively.  As of December 31, 2024 and 2023, acquisition payable amounted to $369,020.

See Independent Auditor’s Report

F-18

Crowdwise

On July 1, 2021, the Company entered into an agreement to purchase certain assets of Crowdwise, LLC, operated on the internet in connection with its website, for an aggregate consideration of $50,000 paid on April 2022.  The acquisition was accounted for using the asset purchase method, in which the fair value of the transaction is allocated and attributed to specific assets based on their relative fair value.  No liabilities were assumed in the acquisition.

The assets acquired consisted of domains, brand/trademarks, images, software, social media accounts, contents and newsletter subscribers, of which the Company determined the full amount of fair value received in this transaction is attributed to the website and its underlying code and therefore the full transaction value was attributed as a website asset.  The website asset is amortized over the three-year estimated useful life of the asset (see Note 5).

Technori

On February 25, 2022, the Company entered into an agreement to purchase certain assets of Technori, LLC, operated on the internet in connection with its website, for an aggregate consideration of 1,500,000 shares of Class A common stock of the Company, which were attributed a fair value based on the active offering price of the Company’s shares of common stock at the issuance date at $1.00 per share.  The acquisition was accounted for using the asset purchase method, in which the fair value of the transaction is allocated and attributed to specific assets based on their relative fair value.  No liabilities were assumed in the acquisition.

The assets acquired consisted of websites, social media accounts, domain names, newsletter, subscriptions and all Technori digital assets, of which the Company determined the full amount of fair value received in this transaction is attributed to the website and its underlying code and therefore the full transaction value was attributed as a website asset.  The website asset is amortized over the three-year estimated useful life of the asset (see Note 5).

Lawbot

On January 23, 2023, the Company purchased 17,000 Class A units of LawBot, LLC (“LawBot”), or 50.3% interest.  As such, LawBot became a subsidiary of the Company.  The Company has the option to subscribe for and purchase the remaining membership interests of LawBot or 16,788 Class A and Class B Units for a consideration of 3.5 times LawBot’s adjusted revenue for the year ended December 31, 2025.

The consideration paid for this acquisition was $250,000 of cash and 1,000,000 warrants (the “Warrants") to purchase Class A Common Stock (the “Common Stock”) of KingsCrowd at an exercise price of $1.20 per share, which the Company valued under the Black-Scholes method at $344,000, resulting in total purchase consideration of $594,000.

Upon acquisition, the Company recorded the assets and liabilities of Lawbot at fair value, resulting in the recognition of assets of $138,283 and liabilities of $489,393.  The excess of the consideration paid over the net identifiable assets received resulted in the recognition of goodwill of $649,974 and non-controlling interests in the net assets (contra-equity) of $295,136.

See Independent Auditor’s Report

F-19

The Company obtained a loan in connection with this acquisition, as discussed in Note 7.

NOTE 7: LOANS

In 2021 and 2022, the Company entered into short-term agreements with non-bank entities under which future accounts receivable may be purchased for a discount.  Repayments are made monthly and the loans are secured by Company's assets under the agreements’ terms.  The Company received a total of $0 under such relationships and incurred fees of $0 during the years ended December 31, 2024 and 2023.  The fees incurred were recorded as a discount to the loans and amortized to interest expense over the 12-month contract term.  The Company repaid a total of $0 and $89,145, including payment for fees amounting to $0 and $7,329, during the years ended December 31, 2024 and 2023, all respectively.  The balance due as of December 31, 2024 and 2023 was $0.

In 2023 and 2024, the Company entered into similar agreements above with different entities. The Company received a total of $30,060 and $40,500 and under such relationships and incurred fees of $940 and $4,500 during the years ended December 31, 2024 and 2023, respectively. The Company repaid a total of $113,310 and $23,609, including payment for fees amounting to $56,251 and $10,109, during the years ended December 31, 2024 and 2023, all respectively.  The balance due as of December 31, 2024 and 2023 was $0 and $14,321, respectively.

From January 2022 to August 2024, the Company obtained loans from Celtic Bank through Stripe Capital Program, a business loan program for users of Stripe, Inc.’s payment processing platform.  As of December 31, 2024 and 2023, the Company received a total of $58,000 and $26,900 and incurred a fixed fee assessed by the bank totaling $7,869 and $3,658 which represents the total cost of the loan, all respectively.  The repayment rate of the principal and fixed fee is 20% of daily merchant receivables withheld by Stripe, Inc. to repay the loan.  The Company repaid $59,439 and $63,675 during the years ended December 31, 2024 and 2023, respectively.  Of such, during the years ended December 31, 2024 and 2023, $2,900 and $9,594, respectively, relate to the fixed fee which were recorded as interest expense in the consolidated statement of operations.  The balance outstanding as of December 31, 2024 and 2023 was $11,030 and $21,817, respectively.

In 2023, the Company obtained a loan with a principal amount of $250,000 from Gold Ridge Micro Cap II.  The proceeds were solely for the purchase of membership interests in LawBot.  The term loan bears interest of 12% per annum, matures on December 31, 2025, and is secured by the Company’s right, title and interest in the equity interests in LawBot LLC. In 2024, the Company repaid $183,163.  The balance outstanding as of December 31, 2024 and 2023 was $0 and $183,163, respectively.

In July and November 2024, the Company obtained loans with a principal amount of $225,000 from Scott Group, LLC, bearing interest at 9% and maturing in 2027.  The loan requires monthly payments of $7,155.  The Company repaid a total of $15,890 including interest payments amounting to $2,011, during the year ended December 31, 2024. The balance due as of December 31, 2024 and 2023 was $211,111.  Future maturities on this loan are $75,000, $75,000, and $61,111 for the years 2025, 2026, and 2027, respectively.

See Independent Auditor’s Report

F-20

NOTE 8:  EQUITY

Limited Liability Company to Corporate Conversion, Stock Split

At inception, the Company had a single class of common units authorized, of which 1,000 were granted to its founding members, and each unit has equal voting rights and proﬁt interests in the Company.  These units have been issued to the founding members and were attributed zero value in these ﬁnancial statements.  In June 2018, the Company effected a 2,000-for-1 reverse split, increasing the total granted units from 1,000 to 2,000,000.

In December 2020, the Company authorized 66,000,000 shares of $0.0001 par value common stock, including 51,000,000 shares of Class A common stock and 15,000,000 shares of Class B common stock, upon conversion to corporation, as discussed in Note 1.  All membership interests in Kings Crowd, LLC, including unvested restricted units and unexercised warrants, were converted at a conversion rate of 12.71915097123437 shares of common stock for each membership unit.  All shares and warrants reflected in these ﬁnancial statements are indicative of post-split ﬁgures and the par value of the issued shares was recorded with the offset to additional paid-in capital.

In April 2023, the Company amended its certificate of incorporation.  The Company is authorized to issue 150,000,000 shares of Class A Common Stock, par value $0.0001 per share, and 15,000,000 shares of Class B Common Stock, par value $0.0001 per share.

As of December 31, 2024 and 2023, 12,427,839 and 12,427,839 shares of Class A common stock and 11,594,551 and 11,594,551 shares of Class B common stock of the founders were issued and outstanding, all respectively.

Common Stock

The Class A common stock and Class B common stock are identical in all respects, except that each share of Class A common stock is entitled to one vote per share and each share of Class B common stock is entitled to ten votes per share. The two classes of common stock generally vote together as a single class on all matters submitted to a vote of the stockholders, except as otherwise required by law and the certificate of incorporation. The two classes of common stock participate ratably, meaning that each share of common stock is treated equally, with respect to dividends and distributions declared by the board of directors and in any distribution of the Company’s assets available for distribution to the stockholders upon any liquidation or winding up of the Company. Each outstanding share of Class B common stock is convertible into one fully paid and nonassessable share of Class A Common stock (i) at any time at the option of the holder or (ii) automatically upon the consummation by the Company of an underwritten public offering of the Company’s securities from which the Company receives gross proceeds in excess of $10,000,000.

Shares Issued for Services

The Company’s 202 Incentive Plan (the “Plan”) authorized the issuance of 8,000,000 shares of common stock.  The Company grants restricted stock awards to employees and non-employee advisors and consultants which are subject to vesting terms of 3-48 months.

See Independent Auditor’s Report

F-21

A summary of restricted stock awards granted by the Company is as follows:

	December 31
	2024	2023
Balance at beginning of the year	14,039,827	12,827,439
Granted	1,510,000	2,112,553
Forfeited	(10,397)	(564,813)
Balance at end of the year	15,539,430	14,375,179

During the years ended December 31, 2024 and 2023, 1,517,776 and 3,325,787 shares of Class A common stock were issued and vested and $582,751 and $1,702,478 were recorded as stock-based compensation expense in the consolidated statement of operations, all respectively.  As of December 31, 2024 and 2023, 638,278 and 656,451, shares of Class A common stock remained subject to vesting terms, respectively, with remaining time to vesting of 1.1 years as of December 31, 2024.

Regulation A and D Offering

In 2021, the Company qualified to offer up to 15,000,000 shares of Class A common stock under Regulation A.  Of the 15,000,000 shares of Class A common stock being offered, (i) the Company is offering up to an aggregate of 13,000,000 newly issued shares of Class A common stock and (ii) certain selling stockholders are offering up to an aggregate of 2,000,000 shares of Class A common stock currently outstanding (“Regulation A Offering”).  The shares being offered by one of the selling stockholders are held as shares of Class B common stock, which shares will convert into shares of Class A common stock upon the sale of such shares in the Regulation A Offering.  During the year ended December 31, 2022, the Company issued new shares of Class A common stock totaling 2,645,327 and 1,097,893 for gross proceeds of $2,645,328 and $1,097,893 at a price per share of $1.00 and the selling stockholders sold 255,474 and 35,838 shares of Class A common stock and 255,474 and 35,838 shares of Class B common stock, all respectively.

The Company also issued 100,000 shares of Class A common stock under a Regulation D offering for gross proceeds of $ $100,000 during the year ended December 31, 2023.

Private Placement

In 2023, the Company started offering up to 4,687,500 of its Class A common stock, par value $0.0001 per share under Regulation CF Offering.  During the years ended December 31, 2024 and 2023, the Company issued a total of 3,676,249 and 6,039,063 shares of Class A common stock for gross proceeds of $611,897 and $966,216, all respectively, at a price per share of $0.16.  As of December 31, 2024 and 2023, $20,000 and $13,750 were recorded as subscription receivable in the consolidated balance sheet, respectively.

Regulation CF Offering

In 2024, the Company raised gross proceeds of $308,721 through the issuance of 1,929,506 shares of Class A common stock, in the aggregate, at a price per share of $0.16.  The offering cost incurred was $15,436.

See Independent Auditor’s Report

F-22

Warrants

The Company issued 1,000,000 warrants to purchase Class A Common Stock (the “Common Stock”) to Lawbot at an exercise price of $1.20 per share in connection with the acquisition discussed in Note 6.  The warrants remain unexercised as of December 31, 2024 and expire on January 31, 2030.

Other Issuances

In 2022, the Company issued 1,500,000 shares of Class A common stock in conjunction with the asset purchase agreement discussed in Note 6.  These shares were attributed a fair value based on the active offering price of the Company’s shares of common stock at the issuance date at $1.00 per share.

In addition, 2,167,610 shares of Class A common stock were issued in connection with the licensed intellectual property discussed in Note 5. The shares were attributed a fair value based on the active price of the Company’s shares of common stock at issuance date at $1.00 per share.

Shares Outstanding

As of December 31, 2024 and 2023, 61,220,220 and 54,096,689 shares of Class A common stock and 12,427,839 and 12,427,839 shares of Class B common stock were issued and outstanding, all respectively.  Certain stock issuances were under restricted unit purchase agreements which stipulated repurchase options subject to vesting schedules dependent upon the stockholders’ continued service to the Company, with the repurchase price set at the issuance price per share.  As of December 31, 2024 and 2023, 638,278 and 656,451 shares of Class A common stock were unvested and remained subject to the repurchase option, respectively.

LawBot, LLC

Concerning LawBot, LLC, the debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

NOTE 9:  RELATED PARTY TRANSACTIONS

In 2018, LawBot, LLC obtained loans from its members with an aggregate principal balance of $284,843.  The notes bear a simple interest rate of 8% per annum and mature on March 31, 2026, as amended.  As of December 31, 2024 and 2023, the total principal of $284,843 and $284,843 was outstanding and related accrued interest payable was $162,521 and $134,779, both respectively.  During the year ended December 31, 2024 and 2023, the interest expense recognized amounted to $27,742 and $27,668, respectively.

NOTE 10:  RECENT ACCOUNTING PRONOUNCEMENTS

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, including subsequently issued ASUs, to clarify the implementation guidance in ASU 2016-13.  The standard’s main goal is to improve financial reporting by requiring earlier recognition of credit losses on financing receivables and other financial assets in scope.  ASU 2016-13 will be effective for private companies’ fiscal years beginning after December 15, 2022.  Early adoption is permitted.  The Company is adopted this standard effective January 1, 2023 and the adoption of such did not have a material impact on the Company’s consolidated financial statements.

See Independent Auditor’s Report

F-23

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350), simplifying Accounting for Goodwill Impairment.  ASU 2017-04 removes the requirement to perform a hypothetical purchase price allocation to measure goodwill impairment.  A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill.  The amendments in this update are effective for public entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020.  For all other entities, the amendment is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years.  The Company is adopted this standard effective January 1, 2023 and the adoption of such did not have a material impact on the Company’s consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements.  As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 11:  COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS

General

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations.

NOTE 12: INCOME TAXES

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statements and income tax purposes.  The differences relate primarily to net operating loss carryforwards.  As of December 31, 2024 and 2023, the Company had net deferred tax assets before valuation allowance of $1,904,233 and $1,527,624, respectively.  The following table presents the deferred tax assets by source:

	December 31
	2024	2023
Deferred tax assets:
Net operating loss carryforwards	$1,627,556	$1,339,541
Research and development credits	276,677	188,083
Valuation allowance	(1,904,233)	1,527,624
Net deferred tax assets	$-	$-

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized.  In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations.  The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required as the Company has not yet generated income since inception.  Deferred tax assets were calculated using the Company’s combined effective tax rate, which it estimated to be 24.95%.  The effective rate is reduced to 0% due to the full valuation allowance on its net deferred tax assets.

See Independent Auditor’s Report

F-24

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income.  As of December 31, 2024 and 2023, the Company had net operating loss carryforwards available to offset future taxable income in the amount of $6,523,271 and $5,368,902, respectively.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions.  The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.  The Company is not presently subject to any income tax audit in any taxing jurisdiction.

NOTE 13:  SUBSEQUENT EVENTS

Class A Common Stock Issuance

Through the issuance date of these consolidated financial statements, the Company raised gross proceeds of $191,000 through the issuance of 1,185,985 shares of Class A common stock under private placements and debt conversion.

SAFE Agreements

In December 2024, the Company entered into agreements with various investors to exchange SAFE notes of the Company totaling $92,399 into convertible notes.

Convertible Notes

In January 2025, Company entered into convertible note agreements with various lenders for total principal amounting to $582,276, with simple interest on the outstanding principal amount at the rate of 6.0% per annum. All unpaid interest and principal shall be due and payable upon request of the majority holders on or after May 10, 2026.

Management’s Evaluation

Management has evaluated subsequent events through May 21, 2025, the date the consolidated financial statements were available to be issued.  Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these consolidated financial statements.

See Independent Auditor’s Report

F-25

Item 8. Exhibits

Exhibit Number	Description	Location Reference
2.1	Plan of Conversion with respect to the conversion of KingsCrowd LLC into KingsCrowd, Inc. dated December 28, 2020.	#
2.2	Certificate of Incorporation of KingsCrowd, Inc.	#
2.3	Bylaws of KingsCrowd, Inc.	#
3.1	Securities Purchase Warrant issued by the Company to Newchip, Inc.	#
4.1	Form of Irrevocable Power of Attorney of Christopher Lustrino	#
4.2	Form of Irrevocable Power of Attorney of Nantascot LLC	#
4.3	Common Stock Purchase Warrant in favor of Gold Ridge Micro Cap II LLC dated April 4, 2025.	●
6.1	Agreement between Nantascot LLC and the Company dated December 28, 2020.	#
6.2	Agreement between Netcapital Inc. and the Company dated December 28, 2020.	#
6.3	Stockholders Agreement between Nantascot LLC and Valuesetters LLC dated December 28, 2020.	#
6.4	Contract of Sale between Crowditz, LLC and the Company dated November 7, 2018.	#
6.5	License to Purchase Agreement between Newchip Inc. and the Company dated December 2, 2019	#
6.6	Assignment Agreement between Oxford Financial Publishing, LLC and the Company dated March 29, 2020	#
6.7	Transition Services Agreement between Oxford Financial Publishing, LLC and the Company dated April 3, 2020.	#
6.8	Form of Note Purchase Agreement and Convertible Promissory Note between the Company and certain investors during the period December 2020 through March 2021.	#
6.9	Employment Agreement between Venkatachalam Sankaranarayanan Jr. and the Company dated April 1, 2020.*	#
6.10	Employment Agreement between Andrew Gordon and the Company dated April 1, 2020.*	#
6.11	Consulting Agreement between Ahmad Takatkah and the Company dated January 13, 2020.	#
6.12	Consulting Agreement between Howard Schneider and the Company dated January 13, 2020.	#
6.13	Consulting Agreement between Sean O’Reilly and the Company dated June 6, 2018.	#
6.14	2020 KingsCrowd, Inc. Incentive Plan and award agreements thereunder.*	#
6.15	Lease Agreement between Regus Management Group, LLC and the Company for office space in San Francisco, California.	#
6.16	Membership Interest Subscription and Option Agreement between the Company and Lawbot LLC dated January 23, 2023	●
6.17	Stock Purchase Agreement between the Company and Crowd Diligence Inc. dated as of December 29, 2024.	●
6.18	Asset Purchase Agreement between the Company and CrowdCheck Inc. and Nicole Loftus dated April 4, 2025.	●
6.19	Promissory Note made by the Company in favor of Nicole Loftus in the principal amount of $4,000,000 dated April 4, 2025.	●
6.20	Promissory Note made by the Company in favor of Gold Ridge Micro Cap II LLC in the principal amount of $500,000 dated April 4, 2025.	●
6.21	Amendment No. 1 to Membership Interest Subscription and Option Agreement between the Company and Lawbot LLC dated April 4, 2025	●

#	Previously filed.
*	Indicates a management contract or any compensatory plan, contract or arrangement.
●	Filed herewith

38

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

KingsCrowd, Inc.

Date: September 11, 2025	By:	/s/ Christopher Lustrino
	Name:	Christopher Lustrino
	Title:	President

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature		Title	Date
Christopher Lustrino
By:	/s/ Christopher Lustrino	CEO, Principal Financial Officer, Principal Accounting Officer, Director	September 11, 2025
Christopher Lustrino

Daniel Waterman
By:	/s/ Daniel Waterman		September 11, 2025
	Daniel Waterman	Director

Cecilia Lenk
By:	/s/ Cecilia Lenk		September 11, 2025
	Cecilia Lenk	Director

39